SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Sionix Corporation
(Name of Small Business Issuer as Specified in its Charter)

Nevada (State or Jurisdiction of Incorporation or Organization)	3541 (Primary Standard Industrial Classification Code Number)	87-0428526 (I.R.S. Employer Identification Number)

2082 Michelson Drive, Suite 306
Irvine CA 92612
(949) 752-7980
(Address and Telephone Number of Principal Executive Offices)

James J. Houtz, President
Sionix Corporation
2082 Michelson Drive, Suite 306
Irvine CA 92612
(949) 752-7980
 (Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:
Robert J. Zepfel
Haddan & Zepfel LLP
500 Newport Center Drive, Suite 580
 Newport Beach, CA 92660
  (949) 706-6000

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Shares of Common Stock issuable upon conversion of Senior Convertible Notes	18,853,125	$.29	$5,467,406	167.85

Shares of Common Stock issuable as payment of interest in Common Stock on the Senior Convertible Notes	2,609,375	.29	756,719	23.23

Shares of Common Stock issuable upon conversion of Subordinated Convertible Debentures	4,659,087	.29	1,351,135	41.48

Shares of Common Stock issuable as payment of interest in Common Stock on the subordinated convertible debentures	352,728	.29	102,291	3.14

Shares of Common Stock issuable upon warrants	2,329,546	.29	675,568	20.74

Shares of Common Stock issuable upon conversion of Convertible Promissory Notes	8,600,000	.29	2,494,000	76.57

Shares of Common Stock issuable upon exercise of placement agent warrants	73,614	.29	21,348	.66

Shares of Common Stock issued under Consulting Agreement	4,592,915	.29	1,331,945	40.89

Total	42,070,390		$12,200,413	$374.56

__________________
(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, there is also being registered hereby such indeterminate number of additional shares of Common Stock as may be issued or issuable because of stock splits, stock dividends, stock distributions, recapitalizations or similar events and other anti-dilution provisions, all in accordance with the terms of the senior convertible notes, the warrants and the placement agent warrants.

(2)
Estimated solely for the purpose of determining the amount of the registration fee, based on the closing price of the Common Stock as reported by the OTC Bulletin Board on November 13, 2007 in accordance with Rule 457(c) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED _______________, 2007

Sionix Corporation

PROSPECTUS

42,070,390 shares of Common Stock

This prospectus relates to the offering from time to time by the selling securityholders of Sionix Corporation identified in this prospectus under “Selling Securityholders” of up to 42,070,390  shares of Common Stock, par value $0.001 per share. The shares of Common Stock offered from time to time by the selling securityholders under this prospectus consist of:

•	18,853,125 shares of Common Stock issuable upon conversion of Senior Convertible Notes issued in 2006 (the "2006 Private Placement")

•
2,609,375  shares of Common Stock, which, based on our good faith estimate, may be issuable in the future if we elect to pay all interest due under the Senior Convertible Notes in shares of Common Stock;

•
4,659,087  shares of Common Stock issuable upon conversion of our Subordinated Convertible Debentures (the “Convertible Debentures ”) issued in a private placement transaction that closed in  June 2007 (the “2007 Private Placement”);

•	352,728 shares of Common Stock, which, based on our good faith estimate, may be issuable in the future if we elect to pay all interest due under the Convertible Debentures in shares of Common Stock;

•	2,329,546 shares of Common Stock issuable upon exercise of warrants (the “Warrants”) issued in the 2007 Private Placement.

•	8,600,000 shares of Common Stock issuable upon conversion of Convertible Promissory Notes issued in June 2007.

•	73,614 shares of Common Stock issuable upon exercise of placement agent warrants issued in connection with the 2007 Private Placement.

•
4,592,915  shares of Common Stock issued to Calico Capital Management, LLC and certain affiliates thereof,  as compensation for general financial and strategic consulting services rendered in 2006 and 2007;

For more details of the 2006 Private Placement and the 2007 Private Placement, see “Management's Discussion and Analysis of Financial Condition and Plan of Operation - Recent Private Placements”.

The selling securityholders have advised us that they will sell the shares of Common Stock from time to time in the open market, on the OTC Bulletin Board, in privately negotiated transactions or a combination of these methods, at fixed or negotiated prices.

We will not receive any proceeds from the sale of shares of Common Stock offered by the selling securityholders under this prospectus. We will receive the proceeds from all cash exercises of warrants, which we intend to use for general corporate purposes, including for working capital.

Our Common Stock is traded on the OTC Bulletin Board under the symbol “SINX.OB”. On November 12, 2007, the closing price of our Common Stock was $.29 per share.

Investing in our Common Stock involves a high degree of risk. Before making any investment in our Common Stock, you should read and carefully consider the risks described in this prospectus under “Risk Factors” beginning on page 2 of this prospectus.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated ___________, 2007

  TABLE OF CONTENTS

SUMMARY	1
RISK FACTORS	2
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	8
BUSINESS	9
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLAN OF OPERATION	15
SELLING SECURITYHOLDERS	17
USE OF PROCEEDS	19
DETERMINATION OF OFFERING PRICE	19
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	19
DIRECTORS AND EXECUTIVE OFFICERS	20
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS	21
EXECUTIVE COMPENSATION	22
PLAN OF DISTRIBUTION	23
DESCRIPTION OF SECURITIES	24
LEGAL MATTERS	26
EXPERTS	26
WHERE YOU CAN FIND MORE INFORMATION	26

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus, regardless of the time of any sale of securities.

SUMMARY

This summary is not complete and does not contain all of the information that should be considered before investing in our Common Stock. Investors should read the entire prospectus carefully, including the more detailed information regarding our business, the risks of purchasing our Common Stock discussed in this prospectus under “Risk Factors”, and our financial statements and the accompanying notes. In this prospectus, unless the context requires otherwise, “Sionix”, the “Company”, “we”, “us”, and “our” refer to Sionix Corporation, a Nevada corporation.

Sionix Corporation

Sionix Corporation designs and develops turn-key stand-alone water treatment systems for municipalities (both potable and wastewater), industrial (both make-up water and wastewater), emergency response, military and small residential communities. Sionix was initially incorporated in Utah in 1996, and reincorporated in Nevada in 2003.

Our executive offices and principal operations are located at 2082 Michelson Drive, Suite 306, Irvine, California 92612, and our manufacturing facilities are located at 14271 Corporate Drive, Garden Grove, California 92708. Our telephone number is (949) 752-7980, and our website is located at www.sionix.com.

  The Offering
Common stock outstanding (as at September 30, 2007)	106,635,201 shares

Shares of Common Stock issuable upon conversion of Senior Convertible Notes	18,853,125 shares

Shares of Common Stock issued to Calico Capital Management, LLC and certain affiliates thereof, as compensation for general financial and strategic consulting services rendered in 2006 and 2007	4,592,915 shares

Shares of Common Stock issuable upon conversion of our Subordinated Convertible Debentures	4,659,087 shares

Shares of Common Stock issuable in lieu of interest on subordinated convertible debentures	352,728 shares

Shares of Common Stock issuable upon exercise of warrants issued in the June 2007 Private Placement	2,329,546 shares

Common Stock issuable upon conversion of Convertible Promissory Notes	8,600,000 shares

Shares of Common Stock issuable upon exercise of placement agent warrants	73,614 shares

Use of Proceeds
We will not receive any proceeds from the sale of Common Stock offered by this prospectus. We will receive the proceeds from all cash exercises of warrants, which we intend to use for general corporate purposes, including for working capital.

OTC Bulletin Board Symbol	SINX.OB

RISK FACTORS

An investment in shares of our Common Stock is highly speculative and involves a high degree of risk. We face a variety of risks that may affect our operations or financial results and many of those risks are driven by factors that we cannot control or predict. The following discussion addresses those risks that management believes are the most significant, although there may be other risks that could arise, or may prove to be more significant than expected, that may affect our operations or financial results. Only those investors who can bear the risk of loss of their entire investment should participate in this offering. Prospective investors should carefully consider the following risk factors in evaluating an investment in our Common Stock.

RISKS RELATED TO OUR COMPANY

We have never generated any revenues.

Although we have been in business for more than ten years, we have never generated any revenues from operations. We have been in a development stage since inception, and have yet to manufacture products for sale to customers. All of our working capital has been generated by sales of securities and loans from affiliates.

We have a history of operating losses, which may continue.

We have a history of losses and may continue to incur operating and net losses for the foreseeable future. We incurred a net loss of approximately $775,000 for the year ended September 30, 2006 and a net loss of approximately $950,000 for the nine months ended June 30, 2007. As of June 30, 2007 our accumulated deficit was approximately $16,400,000. We have not achieved profitability on a quarterly or on an annual basis. We may not be able to generate revenues or reach a level of revenue to achieve profitability.

Our future financial results, including our expected revenues, are unpredictable and difficult to forecast.

If we begin to generate revenues, it is likely that our revenues, expenses and operating results will fluctuate from quarter to quarter, which could increase the volatility of the price of our Common Stock. We expect that our operating results will continue to fluctuate in the future due to a number of factors, some of which are beyond our control. These factors include:

·	Our ability, thus far unproven, to sell our products.
·	If we receive orders for products, our ability to complete those orders in a timely fashion.
·	The costs we will incur in manufacturing products.
·	The costs of marketing our products, including customer relations and warranty repairs

Due to all of these factors, our operating results may fall below the expectations of investors, which could cause a decline in the price of our Common Stock.

We will need to raise additional capital to meet our business requirements in the future and such capital raising may be costly or difficult to obtain and could dilute current stockholders’ ownership interests.

We will need to raise additional capital in the future, which may not be available on reasonable terms or at all. The raising of additional capital may dilute our current stockholders’ ownership interests. Our income from operations will not be sufficient to achieve our business plan. We will need to raise additional funds through public or private debt or equity financings to meet various objectives including, but not limited to:

·	pursuing growth opportunities, including more rapid expansion;

·	acquiring complementary businesses;

·	making capital improvements to improve our infrastructure;

·	hiring qualified management and key employees;
·	developing new products, accessories and services;
·	responding to competitive pressures; and

·	complying with regulatory requirements.

Any additional capital raised through the sale of equity or equity backed securities may dilute current stockholders’ ownership percentages and could also result in a decrease in the fair market value of our equity securities, because our assets would be owned by a larger pool of outstanding equity. The terms of those securities issued by us in future capital transactions may be more favorable to new investors, and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect.

Furthermore, any additional debt or equity financing that we may need may not be available on terms favorable to us, or at all. The registration rights agreements  we entered into in connection with the 2006 Private Placement and the 2007 Private Placement provide that we will not, without the prior written consent of the majority of registered holders, file or request the acceleration of any other registration statement filed with the SEC, subject to certain exceptions, until the SEC has declared the registration statement contemplated by those registration rights agreement effective. In addition, negative covenants in the purchase agreements limit our ability to raise additional capital, including through the incurrence of debt or liens on our properties or the issuance of equity securities that include registration rights. These negative covenants may impair our ability to raise additional capital. If we are unable to obtain required additional capital, we may have to curtail our growth plans or cut back on existing business and, further, we may not be able to continue operating if we do not generate sufficient revenues from operations needed to stay in business.

We may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we issue, such as convertible notes and warrants, which may adversely impact our financial condition.

We may be required to pay liquidated damages to certain of our investors under certain circumstances.

We entered into registration rights agreements in connection with our 2006 Private Placement and our 2007 Private Placement. These registration rights agreements require us to pay partial liquidated damages under certain circumstances if we do not satisfy our obligations under such registration rights agreements, including our obligations to file or obtain or maintain the effectiveness of registration statements as required under these registration rights agreements. If we are unable to satisfy our obligations under these registration rights agreements and we are obligated to pay partial liquidated damages, it may adversely impact our financial condition.

Our auditors have indicated that our inability to generate sufficient revenue raises substantial doubt as to our ability to continue as a going concern.

Our audited financial statements for the period ended September 30, 2006 were prepared on a going concern basis in accordance with United States generally accounting principles. The going concern basis of presentation assumes that we will continue in operation for the foreseeable future and will be able to realize our assets and discharge our liabilities and commitments in the normal course of business. However, our auditors have indicated that our inability to generate sufficient revenue raises substantial doubt as to our ability to continue as a going concern. In the absence of significant revenues and profits, we are seeking to raise additional funds to meet our working capital needs principally through the additional sales of our securities or debt financings. However, we cannot guarantee that will be able to obtain sufficient additional funds when needed, or that such funds, if available, will be obtainable on terms satisfactory to us. In the event that these plans can not be effectively realized, there can be no assurance that we will be able to continue as a going concern.

We intend to expand our operations and increase our expenditures in an effort to grow our business. If we are unable to achieve or manage significant growth and expansion, or if our business does not grow as we expect, our operating results may suffer.

Our business plan anticipates continued additional expenditure on development, manufacturing and other growth initiatives. We may not achieve significant growth. If achieved, significant growth would place increased demands on our management, accounting systems, network infrastructure and systems of financial and internal controls. We may be unable to expand associated resources and refine associated systems fast enough to keep pace with expansion, especially to the extent we expand into multiple facilities at distant locations. If we fail to ensure that our management, control and other systems keep pace with growth, we may experience a decline in the effectiveness and focus of our management team, problems with timely or accurate reporting, issues with costs and quality controls and other problems associated with a failure to manage rapid growth, all of which would harm our results of operations.

 Our ability to effectively recruit and retain qualified officers and directors could also be adversely affected if we experience difficulty in obtaining adequate directors’ and officers’ liability insurance.

We may be unable to maintain sufficient insurance as a public company to cover liability claims made against our officers and directors. If we are unable to adequately insure our officers and directors, we may not be able to retain or recruit qualified officers and directors to manage us.

Losing key personnel or failing to attract and retain other highly skilled personnel could affect our ability to successfully grow our business.

Our future performance depends substantially on the continued service of our senior management and other key personnel. We do not currently maintain key person life insurance. If our senior management were to resign or no longer be able to serve as our employees, it could impair our revenue growth, business and future prospects.

To meet our expected growth, we believe that our future success will depend upon our ability to hire, train and retain other highly skilled personnel.  We cannot be sure that we will be successful in hiring, assimilating or retaining the necessary personnel, and our failure to do so could cause our operating results to fall below our growth and profit targets.

Rules issued under the Sarbanes-Oxley Act of 2002 may make it difficult for us to retain or attract qualified officers and directors, which could adversely affect the management of our business and our ability to obtain or retain listing of our Common Stock.

We may be unable to attract and retain those qualified officers, directors and members of board committees required to provide for our effective management because of rules and regulations that govern publicly held companies, including, but not limited to, certifications by principal executive officers. The enactment of the Sarbanes-Oxley Act has resulted in the issuance of rules and regulations and the strengthening of existing rules and regulations by the SEC, as well as the adoption of new and more stringent rules by the stock exchanges and NASDAQ. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting roles as directors and executive officers.

Further, some of these recent changes heighten the requirements for board or committee membership, particularly with respect to an individual’s independence from the corporation and level of experience in finance and accounting matters. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified officers and directors, the management of our business and our ability to obtain or retain listing of our shares of Common Stock on any stock exchange or NASDAQ (assuming we elect to seek and are successful in obtaining such listing) could be adversely affected.

 RISKS RELATED TO OUR BUSINESS

 We Expect Intense Competition In Our Industry.

 Many of our competitors are large, diversified manufacturing companies with significant expertise in the water quality business and contacts with water utilities and industrial water consumers. These competitors have significantly greater name recognition and financial and other resources. We cannot assure you that we will succeed in the face of strong competition from other water treatment companies.

Certain Aspects of Our Industry Are Subject To Government Regulation

Treatment of domestic drinking water and wastewater is regulated by a number of federal state and local agencies, including the U.S. Environmental Protection Agency. The changing regulatory environment, including changes in water quality standards, could adversely affect our business or make our products obsolete.

The Operation of Our Products Could Result In Product Liability Claims

We, like any other manufacturer of products that are designed to treat food or water that will be ingested, face an inherent risk of exposure to product liability claims in the event that the use of our products results in injury. Such claims may include, among others, that our products fail to remove harmful contaminants or bacteria, or that our products introduce other contaminants into the water. While we intend to obtain product liability insurance, there can be no assurance that such insurance will continue to be available at a reasonable cost, or, if available, will be adequate to cover liabilities. We do not anticipate obtaining contractual indemnification from parties acquiring or using our products. In any event, any such indemnification if obtained will be limited by our terms and, as a practical matter, to the creditworthiness of the indemnifying party. In the event that we do not have adequate insurance or contractual indemnification, product liabilities relating to defective products could have a material adverse effect on our operations and financial conditions.

Our water treatment system and the related technology is unproven and may not achieve widespread market acceptance among our prospective customers.

Although we have installed a water treatment system on a pilot basis, our products have not been proven in a commercial context over any significant period of time. We have developed our proprietary technology and processes for water treatment based on dissolved air flotation technology, which competes with other forms of water treatment technologies that currently are in operation throughout the United States. Our water treatment system and the technology on which it is based may not achieve widespread market acceptance. Our success will depend on our ability to market our system and services to businesses and water providers on terms and conditions acceptable to us and to establish and maintain successful relationships with various water providers and state regulatory agencies.

We believe that market acceptance of our system and technology and our related success will depend on many factors including:

•	the perceived advantages of our system over competing water treatment solutions;

•	the actual and perceived safety and efficacy of our system;

•	the availability and success of alternative water treatment solutions;

•	the pricing and cost effectiveness of our system;

•	our ability to access businesses and water providers that may use our system;

•	the effectiveness of our sales and marketing efforts;

•	publicity concerning our system and technology or competitive solutions;

•	timeliness in assembling and installing our system on customer sites;

•	our ability to respond to changes in the regulatory standards for levels of various contaminants; and

•	our ability to provide effective service and maintenance of our systems to our customers’ satisfaction.

If our system or technology fails to achieve or maintain market acceptance or if new technologies are introduced by others that are more favorably received than our technology, are more cost effective or otherwise render our technology obsolete, we may experience a decline in demand for our system. If we are unable to market and sell our system and services successfully, our revenues would decline and our operating results and prospects would suffer.

We have only recently leased a manufacturing facility for our products.

In September of 2007 we leased a 60,000 square foot manufacturing facility in Garden Grove, California. We are currently acquiring and assembling the necessary equipment and machinery for manufacturing our products, but have yet to commence manufacturing at the facility. We may encounter unexpected problems and expenses in making the facility ready to commence manufacturing.

We must meet evolving customer requirements for water treatment and invest in the development of our water treatment technologies.

If we are unable to develop or enhance our system and services to satisfy evolving customer demands, our business, operating results, financial condition and prospects will be harmed significantly. The market for water treatment is characterized by changing technologies, periodic new product introductions and evolving customer and industry standards. For instance, competitors in the water treatment industry are continuously searching for methods of water treatment that are more cost-effective and more efficient. Our current and prospective customers may choose water treatment systems that are offered at a lower price than our system. To achieve market acceptance for our system, we must effectively and timely anticipate and adapt to customer requirements and offer products and services that meet customer demands. This may cause us to pursue other technologies or capabilities through acquisitions or strategic alliances. Our customers may require us to provide water treatment systems for many different contaminants or higher volumes of water or to decrease the presence of contaminants. We also may experience design, engineering and other difficulties that could delay or prevent the development, introduction or marketing of any modifications to our system or our new services. Our failure to develop successfully and offer a system or services that satisfy customer requirements would significantly weaken demand for our system or services, which would likely cause a decrease in our revenues and harm our operating results. In addition, if our competitors introduce solutions and/or services based on new or alternative water treatment technologies, our existing and future system and/or services could become obsolete, which would also weaken demand for our system, thereby decreasing our revenues and harming our operating results.

Failure to protect our intellectual property rights could impair our competitive position.

Our water treatment systems utilize a variety of proprietary rights that are important to our competitive position and success. Because the intellectual property associated with our technology is evolving and rapidly changing, our current intellectual property rights may not protect us adequately. We rely on a combination of patents, trademarks, trade secrets and contractual restrictions to protect the intellectual property we use in our business. In addition, we generally enter into confidentiality or license agreements, or have confidentiality provisions in agreements, with our employees, consultants, strategic partners and customers and control access to, and distribution of, our technology, documentation and other proprietary information.

Because legal standards relating to the validity, enforceability and scope of protection of patent and intellectual property rights in new technologies are uncertain and still evolving, the future viability or value of our intellectual property rights is uncertain. Furthermore, our competitors independently may develop similar technologies that limit the value of our intellectual property or design around patents issued to us. If competitors or third parties are able to use our intellectual property or are able to successfully challenge, circumvent, invalidate or render unenforceable our intellectual property, we likely would lose any competitive advantage we might develop. We may not be successful in securing or maintaining proprietary or patent protection for the technology used in our system or services, and protection that is secured may be challenged and possibly lost.

Risks Related to Our Industry

Changes in governmental regulation and other legal uncertainties could adversely affect our customers or decrease demand for our systems, and thus harm our business, operating results and prospects.

In the United States, many different federal, state and local laws and regulations govern the treatment and distribution of  water, as well as and disposal of attendant wastes. The increased interest in the treatment of contaminated water due to increased media attention on the adverse health effects from contaminated drinking water may result in intervention by the EPA or state regulatory agencies under existing or newly enacted legislation and in the imposition of restrictions, fees or charges on users and providers of products and services in this area. These restrictions, fees or charges could adversely affect our potential customers, which could negatively affect our revenues. Conversely, the failure of the EPA or state regulatory agencies to act on a timely basis to set interim or permanent standards for pollutants, or to delay effective dates for standards for pollutants, grant waivers of compliance with such standards or take other discretionary actions not to enforce these standards, may decrease demand for our system if water utilities and agencies are not required to bring their water into compliance with such regulatory standards. While we are not aware of any currently proposed federal regulation directly affecting our business, we cannot predict whether there will be future legislation regarding the treatment and distribution of water and the disposal of attendant wastes.

Water treatment systems in the United States must generally be permitted by a regulatory agency prior to its use by our customers, and changing drinking water standards and other factors could affect the approval process with respect to our systems by such regulatory agencies.

In general, water treatment systems must be permitted by applicable state or local regulatory agencies prior to commencement of operations. We cannot assure you when or whether the various regulatory agencies will approve our system for use by our customers. The application process can be time consuming and often involves several information requests by the regulatory agencies with respect to the system. Any long waiting periods or difficulties faced by our customers in the application process could cause some of our customers to use competing technologies, products, services or sources of drinking water, rather than use our technology.

Demand for our products could be adversely affected by a downturn in government spending related to water treatment, or in the cyclical residential or non-residential building markets.

Our business will be dependent upon spending on water treatment systems by utilities, municipalities and other organizations that supply water, which in turn is often dependent upon residential construction, population growth, continued contamination of water sources and regulatory responses to this contamination. As a result, demand for our water treatment systems could be impacted adversely by general budgetary constraints on governmental or regulated customers, including government spending cuts, the inability of government entities to issue debt to finance any necessary water treatment projects, difficulty of customers in obtaining necessary permits or changes in regulatory limits associated with the contaminants we seek to address with our water treatment system.  A slowdown of growth in residential and non-residential building would reduce demand for drinking water and for water treatment systems. The residential and non-residential building markets are generally cyclical, and, historically, down cycles have typically lasted a number of years. Any significant decline in the governmental spending on water treatment systems or residential or non-residential building markets could weaken demand for our systems.

We operate in a competitive market, and if we are unable to compete effectively, our business, operating results and prospects could suffer.

The market environment in which we operate is very dynamic and is characterized by evolving standards, the development of new technology, regulations which continually reduce the acceptable levels for contaminants and affect the means, methods and costs of disposing of wastes derived from water treatment.

We will compete with large water treatment companies, such as  USFilter Corporation, a subsidiary of Siemens AG. Our competition may vary according to the contaminant being removed. Many of our current and potential competitors have technical and financial resources, marketing and service organizations, and market expertise significantly greater than ours. Many of our competitors also have longer operating histories, greater name recognition and large customer bases. Moreover, our competitors may forecast the course of market developments more accurately and could in the future develop new technologies that compete with our system and/or services or even render our system and/or services obsolete. Due to the evolving markets in which we compete, additional competitors with significant market presence and financial resources may enter those markets, thereby further increasing competition. These competitors may be able to reduce our market share by adopting more aggressive pricing policies than we can or by developing technology and services that gain wider market acceptance than our system and/or services. Existing and potential competitors also may develop relationships with distributors of our system and services or third parties with whom we have strategic relationships in a manner that could harm our ability to sell, market and develop our system and services significantly. If we do not compete successfully we may never achieve significant market penetration and we may be unable to maintain or increase our business or revenues, causing our operating results and prospects to suffer.

RISKS RELATED TO OUR COMMON STOCK

You may have difficulty trading our Common Stock as there is a limited public market for shares of our Common Stock.

Our Common Stock is currently quoted on the NASD’s OTC Bulletin Board under the symbol “SINX.OB.” Our Common Stock is not actively traded and there is a limited public market for our Common Stock. As a result, a stockholder may find it difficult to dispose of, or to obtain accurate quotations of the price of, our Common Stock. This severely limits the liquidity of our Common Stock, and would likely have a material adverse effect on the market price for our Common Stock and on our ability to raise additional capital. An active public market for shares of our Common Stock may not develop, or if one should develop, it may not be sustained.

Applicable SEC rules governing the trading of “penny stocks” may limit the trading and liquidity of our Common Stock which may affect the trading price of our Common Stock.

Our Common Stock is currently quoted on the NASD’s OTC Bulletin Board.  Stocks such as ours which trade below $5.00 per share are considered “penny stocks” and subject to SEC rules and regulations which impose limitations upon the manner in which such shares may be publicly traded. These regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser’s written agreement to a transaction prior to sale. These regulations have the effect of limiting the trading activity of our Common Stock and reducing the liquidity of an investment in our Common Stock.

We do not anticipate dividends to be paid on our Common Stock, and stockholders may lose the entire amount of their investment.

A dividend has never been declared or paid in cash on our Common Stock, and we do not anticipate such a declaration or payment for the foreseeable future. We expect to use future earnings, if any, to fund business growth. Therefore, stockholders will not receive any funds absent a sale of their shares. We cannot assure stockholders of a positive return on their investment when they sell their shares, nor can we assure that stockholders will not lose the entire amount of their investment.

You may experience dilution of your ownership interests because of the future issuance of additional shares of our Common Stock.

In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders.  We are currently authorized to issue an aggregate of 150,000,000 shares of Common Stock.  As of September 30, 2007, there were 106,635,201 shares of Common Stock outstanding.  We may also issue additional shares of our Common Stock or other securities that are convertible into or exercisable for Common Stock in connection with hiring or retaining employees, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes.  The future issuance of any such additional shares of our Common Stock or other securities may create downward pressure on the trading price of our Common Stock.  There can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with any capital raising efforts, including at a price (or exercise prices) below the price at which shares of our Common Stock are currently quoted on the OTC Bulletin Board.

Even though we are not a California corporation, our Common Stock could still be subject to a number of key provisions of the California General Corporation Law.

Under Section 2115 of the California General Corporation Law (the “CGCL”), corporations not organized under California law may still be subject to a number of key provisions of the CGCL. This determination is based on whether the corporation has significant business contacts with California and if more than 50% of its voting securities are held of record by persons having addresses in California. In the immediate future, we will continue the business and operations of Sionix in California, and a majority of our business operations, revenue and payroll will be conducted in, derived from, and paid to residents of California. Therefore, depending on our ownership, we could be subject to certain provisions of the CGCL. Among the more important provisions are those relating to the election and removal of directors, cumulative voting, standards of liability and indemnification of directors, distributions, dividends and repurchases of shares, shareholder meetings, approval of certain corporate transactions, dissenters' and appraisal rights, and inspection of corporate records.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. This prospectus includes statements regarding our plans, goals, strategies, intentions, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. These forward looking statements can be identified by the use of terms and phrases such as “believe,”“plan,”“intend,”“anticipate,”“target,”“estimate,”“expect,” and the like, and/or future-tense or conditional constructions “may,”“could,”“should,” etc. Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Since our Common Stock is considered a “penny stock” we are ineligible to rely on the safe harbor for forward-looking statements provided in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Although forward-looking statements in this prospectus reflect the good faith judgment of our management, forward-looking statements are inherently subject to known and unknown risks, business, economic and other risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this prospectus, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the Securities and Exchange Commission which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

BUSINESS

We design and develop turn-key stand-alone water treatment systems for: municipalities (both potable and wastewater), industrial (both make-up water and wastewater), emergency response, military and small residential communities. Sionix was initially incorporated in Utah in 1996, and reincorporated in Nevada in 2003. Our executive offices and principal operations are located at 2082 Michelson Drive, Suite 306, Irvine, California 92612, and our manufacturing facilities are located at 14271 Corporate Drive, Garden Grove, California 92708. Our telephone number is (949) 752-7980, and our website is located at www.sionix.com.

The Water Purification Industry

INDUSTRY BACKGROUND. The water purification industry is highly fragmented, consisting of many companies involved in various capacities, including companies that design fully integrated systems for processing millions of gallons of water for municipal, industrial, and commercial applications. Demand for water purification has continued to grow due to economic expansion, population growth, scarcity of usable water, concerns about water quality and regulatory requirements. Drinking water, regardless of its source, may contain impurities that can affect the health of consumers. Although municipal agencies and water utilities in the United States are required to provide drinking water that complies with the U.S. Safe Drinking Water Act, the water supplied to homes and businesses from municipalities and utilities may contain high levels of bacteria, toxins, parasites and human and animal-health pharmaceuticals, as well as high levels of chlorine used to eliminate contaminants. The quality of drinking water outside the United States and other industrialized countries is generally much worse, with high levels of contaminants and often only rudimentary purification systems. In the industrialized world, water quality is often compromised by pollution, aging municipal water systems, and contaminated wells and surface water. In addition, the specter of terrorism directed at intentional contamination of water supplies has heightened awareness of the importance of reliable and secure water purification. The importance of effective water treatment is also critical from an economic standpoint, as health concerns and impure water can impair consumers' confidence in food products. Discharge of impaired waters to the environment can further degrade the earth's water and violate environmental laws, with the possibility of significant fines and penalties from regulatory agencies.

There are over 200,000 public rural water districts in the United States. The great majority of these are considered small to medium-sized public water systems, which support populations of fewer than 10,000 people. A substantial portion of these are in violation of the Safe Drinking Water Act at any given time. This problem is expected to worsen, as more stringent EPA rules are implemented for small public water systems. Substantial expenditures will be needed in coming years for repair, rehabilitation, operation, and maintenance of the water and wastewater treatment infrastructure. The Company believes that water districts using conventional sand-anthracite filters will be unable to comply with the Clean Water Act without massive installations of on-site chemical filter aids and disinfection equipment, such as ozone or ultraviolet. On a worldwide level, water supply issues are viewed by many as the next global crisis; while the quantity of available fresh water is relatively fixed, the world population and demand for clean water is increasing at a rapid pace.

The market for the treatment and purification of drinking water and the treatment, recycling and reuse of wastewater has shown significant growth as world demand for water of specified quality continues to increase and as regulations limiting waste discharges to the environment continue to mount. In addition, urbanization in the third world and the spread of agricultural activities has increased the demand for public water systems.

EXISTING PURIFICATION SYSTEMS. Until the early twentieth century, municipal water supplies consisted of flowing water directly from the source to the end user with little or no processing. In the late 19th and early 20th century, most large municipal water systems instituted a form of filtration called "slow sand filtration" to enhance the clarity and esthetics of delivered waters. These municipal water filtration systems however were extremely large plants that are typically excavated into the landscape of the facility. The surface area required for these filters could vary widely depending on the input quality of the water; generally, this involves extremely large areas or footprints. In a typical treatment facility, the first step adds to the raw incoming water a substance which causes tiny, sticky particles (called "floc") to form - these attract dirt and other particles suspended in the water. This process of coagulation results in the heavy particles of dirt and floc clumping together and falling to the bottom. These heavier particles form sediment which is siphoned off, leaving the clearer water, which passes on to filtration. The most common filtration method is known as "slow sand" or sand-anthracite, in which the water flows into large shallow beds and passes down through layers of sand, gravel and charcoal. The final process is disinfection, which is intended to kill bacteria or other microorganisms left in the water and leave a residual to keep the water safe through the delivery pipes to the customer. Chlorine is the most commonly employed disinfectant, although chloramine, ozone, and ultraviolet (UV) are also used.

The current trend in water filtration, due to the higher demands for water and the reduction in clean or relatively clean source waters, is to clarify and heavily filter all municipal water supplies. Smaller municipalities and water districts will also be required to meet the added water quality goals of the larger systems and will require the infrastructure to do so.

While "slow sand" filtration is by far the most common treatment method used in the United States, it has serious drawbacks. The treatment facilities themselves occupy large tracts of land. The filtration beds are large, shallow in-ground concrete structures, often hundreds of feet long to accommodate large volumes of water. The water being filtered must remain in these beds for a comparatively long-time (known as "residence time") in order for low density materials to settle out. The sand and charcoal filtering medium rapidly becomes plugged and clogged. The bed must then be taken off-line and back-flushed, which uses large volumes of water - water which becomes contaminated and is therefore wasted. Additional settling ponds are necessary to "de-water" this waste by evaporation so that the dried solids may be disposed of in an environmentally and expensive method.

 The average life expectancy of a treatment plant is about 20 years, after which they must be extensively renovated. Population growth necessitates enlarging old facilities or building new ones, occupying still more valuable land. This process requires lengthy environmental impact studies, long design periods, and complex financing programs to fund costly construction budgets, as lead times usually stretch out for years.

Aside from cost and logistical issues, however, there are many pathogens resistant to chlorine or small enough to pass through these existing methods of filtration. Illnesses such as hepatitis, gastroenteritis, Legionnaire's Disease, as well as increasingly pervasive chemical contaminants, have become increasingly common. One of the more difficult of these problems is monitoring and providing a barrier against microscopic protozoan parasites such as cryptosporidium (3-4 microns in size) and Giardia lamblia oocysts (5-7microns). These common organisms exist naturally in the digestive systems of livestock and wild animals, and end up in lakes and streams. They have caused severe illness in millions of people in the United States. Conventional "slow sand" water filtration beds, used in most of the nation's public water districts, will not filter out these parasites - the best treatment facilities are only able to remove particles larger than 10-15 microns.

In recent years, there have been several serious public health emergencies caused by microbes breaking through the filtration barrier in treatment facilities. When ingested, they can cause diarrhea, flu-like symptoms and dehydration. In persons with immune system impairment, the illness can be life-threatening. In 1993, over 400,000 people in Milwaukee, Wisconsin became ill and about 100 people died during a failure in the drinking water filtration system.

Most surface water bodies in the United States, many of which supply drinking water, are contaminated with these organisms. They are extremely resistant to disinfection, and increasing disinfectant levels in the attempt to kill them creates a new set of problems. Disinfectants such as chlorine can react with organic matter in the water to form new chemicals known as "disinfection byproducts". These byproducts, of which trihalomethanes (THM's) are the most common, are thought to be health-threatening and possibly cancer-causing. Recent modifications in the EPA-SDWA regulations have addressed minimum acceptable levels of THM's. Therefore, physical removal of the organisms from the water is vitally important to their control.

The challenge of removing organic matter from water has been at the crux of water treatment since antiquity. Organic matter causes water to be cloudy, or turbid. High levels of turbidity can indicate the presence of pathogens and signal that the filtration process is not working effectively. The presence of high levels of organic matter makes disinfection more difficult and clogs filter media, causing long back flush cycles, which in turn increases the volume of back flush waste-water. In a typical treatment plant, this back flush water can account for up to 20 percent of the raw water volume flowing through the facility.

Other filtration methods, such as reverse osmosis and activated charcoal, may be required to remove contaminants such as organic and inorganic chemicals, salts, color, odors, and viruses. However, they too are clogged quickly by organic particles in the water. These filter media are comparatively expensive, and frequent back flush cycles drastically shorten filter life, thereby increasing the cost of treatment.

Products and Technology

OUR BUSINESS STRATEGY. Sionix was formed to develop advanced water treatment technology for public and private potable drinking water systems and wastewater treatment systems, as well as industrial systems, in order to address these issues. We have initially targeted (1) small to medium public and private water districts that provide communities with drinking water or sewage treatment service and (2) water reclamation systems of commercial-industrial clients that create and dispose of contaminated wastewater.

DISSOLVED AIR FLOTATION. Dissolved air flotation, or DAF, has been used in water and wastewater treatment for more than eighty years, primarily in Europe. Some of the first systems installed in the 1920's are still in operation in Scandinavia. The DAF method involves injecting microscopic bubbles of air under pressure into the water being treated. The air molecules bond with organic matter in the water, and because of their lightness, the clumps float to the surface, where they are skimmed away. Over the eight decades this technology has been utilized, various improvements have been made in the technology. Until recently, it has not been utilized widely in the United States, and then primarily for wastewater treatment.

SIONIX "ELIXIR" WATER TREATMENT SYSTEMS. The dissolved air flotation system developed by Sionix, which employs patented technology, removes more than 99.95+ percent of the organic particles in water, and provides a barrier against microbial contaminants such as cryptosporidium and Giardia lamblia. Each Elixir Water Treatment System is a self-contained water treatment system or pre-treatment process using ordinary air, with minimal chemical flocculent aids. Our goal is to provide effective, practical and economical solutions to problems caused by pollution and toxic chemicals that seriously threaten public health and our environment. Our systems significantly reduce the risk of bacterial or parasitic contamination, particularly cryptosporidium, giardia, and e-coli, with minimal disinfecting by-products. Our systems are designed for quick installation, easy access for simple maintenance and are cost-effective for even the smallest water utilities or commercial applications. This technology is designed to support public water treatment plants, sewage treatment plants, water reclamation facilities, commercial air conditioning cooling towers, emergency water systems for floods, earthquakes and other natural disasters. The Sionix system occupies a small footprint, is self-contained and portable.

Our Elixir system utilizes and refines this technology for a highly efficient pre-treatment process using ordinary oxygen. In addition, it helps ordinary filters meet EPA Safe Drinking Water Act regulations and eliminates potentially cancer-causing disinfection by-product precursors while reducing the risk of bacterial or parasitic contamination, particularly Trihalomethanes ("THM"), cryptosporidium and giardia. The Elixir system is designed for quick installation, easy access for simple maintenance and to be cost-effective for even the smallest water utilities or commercial applications.

By significantly reducing turbidity, the Elixir system remediates against disinfection byproducts such as THM. Used in conjunction with filtration or disinfection technology which may be required by specific raw water conditions, it reduces back-flushing cycle times, thereby lengthening the life of post-DAF equipment.

Completely modular, we plan to customize each system installation with filtration and disinfection options appropriate for the user. The entire unit is built into a standard thirty-foot or forty-foot ISO transportable container, making it easy to move by truck, train, plane, helicopter, or ship. Standard configuration includes a small control and testing laboratory located in the front of the container. The addition of a generator module makes the system self-powered. The customer can operate and control the entire system from a remote site via hardwired or wireless communications. A comprehensive service and maintenance program (which will be part of all equipment leases) includes a standard upgrade path.

A single unit should produce a minimum of 225 gallons of potable water per minute (about 325,000 gallons, or one acre-foot, per day), enough for a community of 2,400 people and its infrastructure - which is about 500-600 homes in the United States, based on U.S. Government guidelines. It is important to note that per capita usage of water in the U.S. is among the highest in the world. Two or more units can be ganged together for increased capacity.

 Our systems are ideal for small to medium-sized potable water treatment utilities. They serve equally well in commercial/industrial uses where incoming process water must be treated to high levels of purity, or wastewater must be decontaminated before discharge to the environment. The products can also address water quality issues faced by commercial and industrial facilities that process water or produce toxic wastewater, such as food and beverage processing plants, dairy products facilities, and fresh water aquaculture installations, such as fish farms.

A major problem facing the water treatment industry is the difficulty in monitoring and disposing of microscopic parasites such as Cryptosporidium (4-5 microns) and Giardia cysts (7-12 microns), common chlorine-resistant organisms that have infected millions of people in the United States. Sand-anthracite water filtration beds, in use in most of the nation's public water districts, will not filter out these parasites and experience frequent breakthroughs of Cryptosporidium sized particles.

Our system uses a more efficient method of saturating recirculated post-filter water with excess dissolved air, and injecting this excess air in the form of microscopic bubbles in a DAF particle separator. Pressurized water can hold an excess amount of dissolved air and forms microscopic bubbles when injected into water, which has a lower pressure. A booster pump recirculates a small amount (approximately 10%) of the post-filtered water through the dissolved air-saturation system. Oxygen and nitrogen molecules are transferred directly into the recirculated high-pressure water without forming air bubbles.  This method of transferring air into water is 100% efficient, and reduces the amount of energy required to saturate recirculated water with excess dissolved air. The Elixir provides a denser concentration of white water bubbles. This process requires less energy than a conventional system, and uses a fraction of the floor space.

In general, water districts using sand-anthracite filters cannot meet the EPA Surface Water Treatment rules without a massive increase in on-site chemical filter-aids, additional filtering and the installation of ozone or other disinfection equipment. Plant operators must continually test raw influent water to adjust chemical filter aid dosage properly. Chemical and metal (alum) filter-aids increase sludge volume and landfill disposal problems.

Our systems include automatic computer controls to optimize ozone concentration levels and reduce monthly energy costs. Higher ozone contact concentration levels using smaller sized generators are possible if most of the algae are removed first by DAF. Extended contact time increases collision rate of ionized ozone molecules with negatively charged organic suspended particles. By utilizing the Elixir to pre-treat the feedwater, less energy is required to create the appropriate amount of ozone. By creating a turbulent flow of water and gas within the mixing chamber, we have achieved a much higher saturation with less ozone (and a minimum of excess ozone) than in other mixing methods.

The Elixir system is a sealed unit, thus preventing tampering or incursion by bio-terrorism or airborne contaminants due to the steel container in which the system is assembled. Should catastrophic damage be incurred, a replacement unit may be installed within a few days rather than many months or years with in-ground systems.

Pilot Program-Villa Park Dam

In November of 2006 we entered into an agreement with the Serrano Water District in Orange County, California to install an Elixir system at the Villa Park Dam (near Anaheim, California) for testing of the system by processing flood water residue behind the dam. Under the agreement, scientists and engineers from California State University at Fullerton are to coordinate with the Serrano Water District to trace and record the cleaning efficiency for the various contaminants in the water (thought to be iron, manganese and algae) against the flow rate capacity of the Elixir system. The system placed at the dam site was designed by Sionix for research purposes and contains a variety of sampling sites within the system to extract and test water outside the system, as well as a suite of internal water quality measurement instruments to monitor the cleaning process.

Villa Park Dam is operated by Orange County Flood Control and is designed to check the flow of flood waters from several small watersheds in the northern Santa Ana Mountains. The dam is capable of impounding up to 15,000 acre-feet of water (4.9 billion gallons), although its purpose is to check and safely release the waters during periods of heavy rainfall into Santiago Creek, where it is diverted to groundwater recharge ponds or allowed to discharge to the ocean. Serrano Water District has rights to 3,000 acre-feet of water from the impoundment pool. Until now, impounded waters have been released to flow downstream during storms. However, under the plan, rain and other water will flow down creeks and collect to form a useable pool of water behind the dam. This water slowly degrades during the summer and has been shown to have exceptionally high values of iron and manganese. This water has been prohibitively expensive to treat for drinking water.

In May of 2007 we placed an Elixir system at the dam and began processing runoff water. We began a thorough evaluation of every component in the system during this testing period. Data are being used to evaluate the baseline water quality to be treated, as part of an ongoing water collection and analysis study of the Elixir water treatment system. Several testing and research programs to evaluate the treatment system have been implemented and will continue throughout the fall of 2007.

On November 7, 2007, we acquired substantially all of the assets of RJ Metals, Inc. a manufacturer of specialty metal components, for 3,400,000 shares of our Common Stock. The machine shop operation of RJ Metals was moved into our manufacturing facility in Garden Grove, California, and will be used to fabricate parts and components for our systems.

Rodney L. Anderson, a director of Sionix, was the founder, President and a principal shareholder of RJ Metals, Inc. Mr. Anderson received 1,224,000 shares of Sionix Common Stock in the transaction. Under the agreement between Sionix and the former shareholders of RJ Metals, the former shareholders have certain piggyback registration rights with respect to the Sionix shares received by them.

Marketing and Customers

THE MARKET. The potable water market includes residential, commercial, and food service customers. Demand is driven both by consumers' desire to improve the taste and quality of their drinking water and by the expanded concern of regulatory agencies. Water safety concerns have driven the growth of the consumer bottled water market to over $2 billion in the United States, as well as the growth in the water filtration market.

According to industry data, it is estimated that one billion people in the world do not have safe drinking water. Demand is driven both by consumers' desire to improve the taste and quality of their drinking water and by the expanded concern of regulatory agencies. There is significant market potential in Asian, Pacific and Latin American countries, where the quality of drinking water has been found to be severely deficient in several regions.

In the United States, the Company plans to initially target the established base of small to medium water providers, as well as industrial users (such as the dairy industry, meat and poultry producers, cruise ship operators, food and beverage processors, pharmaceuticals, cooling tower manufacturers and oil and gas producers) and disaster relief agencies with a need for a clean and consistent water supply. Outside the United States, the Company plans to market principally to local water systems and international relief organizations.

The Company's marketing efforts emphasize that its products are easily expandable and upgradable; for example, adding ozone and microfiltration equipment to a DAF unit is similar to adding a new hard drive to a personal computer. Each piece of equipment comes with state-of-the-art telemetry and wet-chemistry monitoring that expands as the system does. The Company plans to provide lease financing for all of its products, not only making it easy for a customer to acquire the equipment, but also guaranteeing that the customer will always have access to any refinements and improvements made to the Company's products.

Pilot study requirements and potential adverse environmental effects can generally be more easily addressed with Sionix' prepackaged plant approach. The company's initial approach to the market place is to supply the best of practice process for the largest number of water types encountered. The following is a brief description of the types of customers to be targeted:

DOMESTIC WATER UTILITIES. There are approximately 197,060 public rural water districts in the United States. The great majority of these are considered small to medium-sized public water systems, which support populations of fewer than 10,000 people. We believe that the Elixir system can provide a comprehensive solution for these utilities. It avoids most of the above problems, occupies a small footprint, is self-contained and portable. Equally important, in most cases, it does not require costly and time consuming environmental studies.

 INDUSTRIAL WASTEWATER PURIFICATION. Many industries use water in their manufacturing process which results in contamination. This wastewater must be treated and purified before it can be reused or released into the ocean or streams. Principal markets are: pharmaceutical manufacturers, producers of paper products, the dairy industry, and silicon chip manufacturers. The small footprint, low cost, and predictably efficient output of the Elixir system make it an excellent choice for customers in these markets.

 FOOD AND BEVERAGE INDUSTRY. The production of beer and wine, soft drinks, and food products require water of a specific purity that must be controlled and monitored as part of the production process. The food service industry has an increasing need for consistent global product quality. Food service includes water used for fountain beverages, steam ovens, coffee and tea.

HEALTHCARE INDUSTRY. Hospitals require clean, uncontaminated water for their normal day-to-day operations. They also produce contaminated water that may require treatment before being reused or released. The Sionix Elixir system will process waste-water to a specific and controlled purity. The systems can be used to filter water going into or coming out of use. In such exacting situations, the customer may be able to reuse contaminated water or ensure decontamination before discharge.

WASTEWATER UTILITIES (SEWAGE TREATMENT). The Elixir system can treat any degree of contamination. Sewage overflows are a major problem in many communities. The unit can function as a cost-effective emergency alternative to mitigate the problem of overflows.

 THIRD-WORLD MARKETS. In addition to the domestic market, fast spreading urbanization in third-world countries has created a growing demand for public water systems. Most of the fatal waterborne illnesses occur in these countries. Industrial and agricultural contamination of water supplies is epidemic because environmental controls are neither adequate nor well enforced.

 EMERGENCIES AND NATURAL DISASTERS. During natural disasters such as earthquakes, floods, hurricanes, and tornadoes, it is the role of the National Guard and the Federal Emergency Management Agency (FEMA) to assist local authorities with emergency services. Damage to local utilities can disrupt the drinking water supply and cause the failure of wastewater (sewage) treatment plants. The Elixir system can help address both of these problems. The system is completely self-contained, can be easily transported from place to place, is highly efficient, and can be equipped with its own power package.

 DESALINIZATION. Reverse osmosis (RO) is among the most efficient desalinization processes available today. An RO desalinization system requires prefiltration to reduce clogging of the filter membrane by organic matter. Placed in front of an RO filter unit in a desalinization system, the Elixir unit will greatly lengthen the time between costly back-flushes and prolong the life of the RO filters.

MARKETING METHODS. We plan to market our products through participation in industry groups, selected advertising in specialized publications, trade shows, and direct mail. Sionix initially will utilize in-house marketing in conjunction with outsourced marketing consultants and national and international distributorships.

Patents

We hold eight U.S. patents on technology incorporated into the Elixir system and related components, with an additional two patents pending. Our patents cover process, system and waste handling, an automatic backflushing system using air pressure to activate the valves, the ozone mixing system, and the inline wet-chemistry water quality monitoring system. The extent to which patents provide a commercial advantage, or inhibit the development of competing products, varies. We plan to be aggressive in securing additional patents to further protect and position Sionix for the future. We also rely on common law concepts of confidentiality and trade secrets, as well as economic barriers created by the required investments in tooling and technical personnel and the development of customer relationships, to protect our proprietary products.

Competition

Our products will compete with other producers of water filtration and purification equipment, such as USFilter and Cuno, Inc., many of which are more established and have significantly greater resources. We will also compete with large architectural/engineering firms that design and build water treatment plants and wastewater facilities. In addition to conventional methods such as chlorination and ozonation, our products may also compete with other new technologies for water filtration. Competitive factors include system effectiveness, operational cost and practicality of application, pilot study requirements and potential adverse environmental effects. In competing in this marketplace, we have to address the conservative nature of public water agencies and fiscal constraints on the installation of new systems and technologies.

Regulatory Matters

Process water treatment plants and wastewater plants must comply with clean water standards set by the Environmental Protection Agency under the authority of the Clean Water Act and standards set by states and local communities. In many jurisdictions, including the United States, because process water treatment facilities and wastewater treatment systems require permits from environmental regulatory agencies, delays in permitting could cause delays in construction or usage of the systems by prospective customers.

 In 1974, the Safe Drinking Water Act (SDWA) was passed. It empowered the EPA to set maximum levels of contamination allowable for health-threatening microbes, chemicals, and other substances which could find their way into drinking water systems, and gave the agency the power to delegate enforcement.

 By 1986, Congress was dissatisfied with the speed with which the EPA was regulating and enforcing contaminant limits. The SDWA revision that year set rigid timetables for establishing new standards and ordered water systems to monitor their supplies for many substances not yet regulated by EPA standards.

Additionally, it limited polluting activities near public groundwater wells used as drinking water sources - an acknowledgment of the growing threat to underground water supplies. It named 83 contaminants and set out a program for adding 25 more every three years, as well as specifying the "best available technology" for treating each contaminant.

The timetable for imposing these regulations was rigid and tended to treat all contaminants as equally dangerous, regardless of relative risk. The cost to water districts for monitoring compliance became a significant burden, especially to small or medium-sized districts. The 1986 law authorized the EPA to cover 75 percent of state administrative costs, but in actuality, only about 35 percent was funded.

Congress updated the SDWA again in 1996, improving on the existing regulations in two significant ways. First, they changed the focus of contaminant regulations to reflect the risk of adverse health effects, the rate of occurrence of the contaminant in public water systems, and the estimated reduction in health risk resulting from regulation. Along with this, a thorough cost-benefit analysis must be performed by the EPA, with public health protection the primary basis for determining the level at which drinking water standards are set. Second, states were given greater flexibility to implement the standards while arriving at the same level of public health protection. In addition, a revolving loan fund was established to help districts build necessary improvements to their systems.

Research and Development

Research and development expenses for the year ended September 30, 2006 were $0.  Only direct costs associated with tooling for new products are capitalized. All other costs, including salaries and wages of employees included in research and development, are expensed as incurred.

Raw Materials

Materials and components to be used for manufacturing will be carefully selected based on stringent specifications for usage and operating conditions. Every effort will be made to specify parts from multiple sources for  independence from manufacturers and distributors.

Employees

 Sionix has  four  full-time employees, none of whom are covered by any collective bargaining agreement. The Company considers its relationship with its employees to be good.

Legal Proceedings

From time to time we may be named in claims arising in the ordinary course of business. Currently, no legal proceedings, government actions, administrative actions, investigations or claims are pending against us or involve us that, in the opinion of our management, could reasonably be expected to have a material adverse effect on our business and financial condition.

Property

Our office facility is located in Irvine, California and is leased pursuant to a lease expiring in February 28, 2009. The facility consists of approximately 1,994 square feet of office area. Our manufacturing facilities are located at 14271 Corporate Drive, Garden Grove, California 92708. We plan to lease a separate facility for manufacturing and warehouse space. Our management believes the facilities will provide adequate space for our office, product assembly and warehouse activities, and that suitable additional space will be available to accommodate planned expansion.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION AND PLAN OF OPERATION

General.

The following discussion and analysis should be read in conjunction with our Consolidated Financial Statements and Notes thereto, included elsewhere in this Prospectus. Except for the historical information contained in this report, the following discussion contains certain forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. Our actual results may differ materially from the results discussed in the forward-looking statements, as a result of certain factors including, but not limited to, those discussed elsewhere in this Prospectus.

Plan of Operation.

During the next twelve months we plan to continue testing of our ELIXIR unit currently installed at the Villa Park Dam under our arrangement with the Serrano Water District. We believe that if the unit continues to operate successfully, we will be in a position to aggressively market the ELIXIR product, using the Villa Park Dam unit as a prototype for additional installations. We plan to engage in substantial promotional activities in connection with the installation and operation of the unit, including media exposure and access to other public agencies and potential private customers. If the unit continues to operate successfully, we believe we will receive orders for additional units.

Results of Operations (Year Ended September 30, 2006 Compared To Year Ended September 30, 2005).

The Company was relatively inactive during most of the 2006 fiscal year due to lack of resources, although it reactivated operations in the last quarter. Revenues for both the 2005 and 2006 fiscal years were zero, as the Company had not yet commenced the sale of products. General and administrative expenses for the 2006 fiscal year totaled $639,259, an increase of $216,046 over general and administrative expenses for the 2005 fiscal year. Research and development expenses decreased by $1,810, from $1,810 in 2005 to zero in 2006, due to the suspension of research and development activities in 2006 as a result of the lack of funds to finance such activities.

Interest expense for 2006 of $10,080 represented an increase of $1,956, due largely to interest accruals on unpaid interest. During 2006 the Company incurred an extraordinary loss on settlement of debts of $94,221, with no corresponding loss during 2005. As a result of these items, the loss for the 2006 fiscal was $774,887, an increase of $307,870 over the loss for the 2005 fiscal year.

Results of Operations (Nine Months Ended June 30, 2007 Compared To Nine Months Ended June 30, 2006).

 The Company was relatively inactive during the period of nine months ended June 30, 2006 due to lack of resources. During the first nine months of fiscal 2007, the Company raised capital through the sale of Convertible Debentures, and was able to resume activities in the first quarter of fiscal 2007. Revenues for both the nine month period ended June 30, 2006 and the nine month period ended June 30, 2007 were zero, as the Company has not yet commenced the sale of products. General and administrative expenses for the period of nine months ended June 30, 2007 totaled $932,668, an increase of $485,421 over the $447,247 incurred in the corresponding period in 2006, due to the resumption of development and capital-raising activities. Interest expense increased to $144,895 from $7,218 in the 2006 period, representing interest on Convertible Debentures issued during the past nine months.

As a result of these items, the loss for the nine months ended June 30, 2007 was $1,100,620, an increase of $528,448 over the loss of $572,172 for the corresponding period in the 2006 fiscal year.

Liquidity and Capital Resources.

On June 30, 2007, the Company had cash and cash equivalents of $455,563. The sole source of liquidity has been borrowings from affiliates and the sale of securities. Management anticipates that additional capital will be required to finance the Company's operations. The Company believes that anticipated proceeds from sales of securities and other financing activities, plus possible cash flow from operations during the 2007 fiscal year, will be sufficient to finance the Company's operations. However, the Company has no commitments for financing, and there can be no assurance that such financing will be available or that the Company will not encounter unforeseen difficulties that may deplete its capital resources more rapidly than anticipated. Also, the Company may not be able to generate revenues from operations during the fiscal year.

As of June 30, 2007, the Company had an accumulated deficit of $16,400,573. It can be expected that the future operating results will continue to be subject to many of the problems, expenses, delays and risks inherent in the establishment of a developmental business enterprise, many of which the Company cannot control.

Recent Private Placements

In a private offering that commenced in October of 2006 and concluded in early 2007, we issued convertible bridge notes in the amount of $750,000 to a group of private investors. The notes bear interest at 10% per annum, expire eighteen months after issuance, and are convertible into our Common Stock at a conversion price of $ .04 per share. The holders have the option to convert accrued interest on these notes into Common Stock of the Company at the same conversion rate.

In June of 2007 we completed a private offering of 10% Convertible Promissory Notes of $86,000 to five private investors. The notes are convertible into Common Stock at a conversion price of $.01 per share: provided, however, that the right of the holders of these notes to convert is subject to the completion of certain financing milestones.

In July of 2007 we completed a private offering, principally to private investment funds, in the amount of $1,025,000. The investors received Subordinated Convertible Debentures that bear interest at 8% per annum, expire twelve months after issuance, and are convertible into our Common Stock at a conversion price of $ .22 per share.

Going Concern Opinion.

We currently have insufficient assets to continue our operations, unless we secure additional financing. As a result of our ongoing losses, lack of revenues from operations, and accumulated deficits, there is doubt about our ability to continue as a going concern.

SELLING SECURITYHOLDERS

This prospectus covers the resale from time to time by the selling securityholders identified in the table below of:

 18,853,125 shares of Common Stock issuable upon conversion of our Senior Convertible Notes due March 2008 sold in a private placement transaction that closed in  late  2006 (the “2006 Private Placement”);

2,609,375 shares of Common Stock, which, based on our good faith estimate, may be issuable in the future if we elect to pay all interest due under the Senior Convertible Notes in shares of Common Stock;

 4,659,087 shares of Common Stock issuable upon conversion of our Subordinated Convertible Debentures due in June 2008 sold in a private placement transaction that closed in  June 2007 (the “2007 Private Placement”);

352,728 shares of Common Stock, which, based on our good faith estimate, may be issuable in the future if we elect to pay all interest due under the Senior Convertible Notes in shares of Common Stock;

2,329,546 shares of Common Stock issuable upon exercise of warrants (the “June 2007 Warrants”) issued in the 2007 Private Placement;

8,600,000 shares of Common Stock issuable upon conversion of Convertible Promissory Notes issued in June 2007.

4,592,915 shares of Common Stock issued to Calico Capital Management, LLC and certain affiliates thereof,  as compensation for general financial and strategic consulting services rendered in 2006 and 2007; and

73,614 shares of Common Stock issuable upon exercise of placement agent warrants.

Pursuant to the registration rights agreement executed in connection with the 2006 Private Placement and the 2007 Private Placement, we have filed with the SEC a registration statement on Form SB-2, of which this prospectus forms a part, under the Securities Act to register such resales. The selling securityholders identified in the table below may from time to time offer and sell under this prospectus any or all of the shares of Common Stock described under the column “Shares of Common Stock Being Offered in this Offering” in the table below.

The table below has been prepared based upon the information furnished to us by the selling securityholders. Information concerning the selling securityholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. We cannot provide an estimate as to the number of shares of Common Stock that will be held by the selling securityholders upon termination of the offering covered by this prospectus because the selling securityholders may offer some or all of their shares of Common Stock under this prospectus.

The following table sets forth the name of each selling securityholder, the nature of any position, office, or other material relationship, if any, which the selling securityholder has had, within the past three years, with us or with any of our predecessors or affiliates, and the number of shares of our Common Stock beneficially owned by such selling securityholder before this offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership is deemed to include any shares of Common Stock as to which a person has sole or shared voting power or investment power and any shares of Common Stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.

We have assumed all shares of Common Stock reflected on the table will be sold from time to time in the offering covered by this prospectus. Because the selling securityholders may offer all or any portion of the shares of Common Stock listed in the table below, no estimate can be given as to the amount of those shares of Common Stock covered by this prospectus that will be held by the selling securityholders upon the termination of the offering.

Unless otherwise set forth below, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the securityholder’s name, subject to community property laws, where applicable.

In computing the number of shares of Common Stock beneficially owned by a person and the percentage of ownership of that person, shares of Common Stock subject to options, warrants or other convertible securities held by that person that are currently convertible or exercisable or become convertible or exercisable within 60 days of the date of this prospectus are deemed outstanding even if they have not actually been converted or exercised.

Selling Securityholder	Shares of Common Stock Owned Before this Offering(a)	Shares of Common Stock Being Offered in this Offering(b)	Shares of Common Stock Owned upon Completion of this Offering(c)	Percentage of Common Stock Outstanding Upon Completion of this Offering
Calico Capital Management, LLC (d)	8,326,775	8,326,775	0	0
Gregory D. Van Enkevort	3,326,590	3,236,590	0	0
K&K West, Inc.	3,172,272	3,172,272	0	0
Southridge Partners	2,946,340	2,946,340	0	0
E. David Kailbourne	8,473,044	2,182,044	6,291,000	5.9
Jeffrey B. Van Horn	1,617,045	1,617,045	0	0
Bradley Papietro	1,437,500	1,437,500	0	0
Anuj Mathers	1,437,500	1,437,500	0	0
BRAX Capital Group (d)	1,000,000	1,000,000	0	0
Michael Clofine	900,000	900,000	0	0
Gene Salkind (d)	800,000	800,000	0	0
Ridgewood Ltd.	790,625	790,625	0	0
Troy Kailbourne	718,750	718,750	0	0
Steven Sjoblad	718,750	718,750	0	0
New Start America, Inc.	718,750	718,750	0	0
Marc Sperling	718,750	718,750	0	0
Herbert F. Kozlov and Ellen Kozlov	718,750	718,750	0	0
Christopher Andrews	718,750	718,750	0	0
Bridge Ventures, LLC	718,750	718,750	0	0
Corey Sauerbrey	718,750	718,750	0	0
Southridge Capital Fund, Ltd.	718,182	718,182	0	0
Klondike Resources Inc.	718,182	718,182	0	0
Iroquois Capital Fund.	718,182	718,182	0	0
Brian P. Shanahan	718,182	718,182	0	0
Alpine Capital Cayman Masterfund, L.P.	718,182	718,182	0	0
Simon Oren	575,000	575,000	0	0
Angela Jane Clofine	461,008	461,008	0	0
James W. Alexander	384,375	359,375	25,000	*
Christopher W. Johnson	359,375	359,375	0	0
Barbara K. Alexander	384,375	359,375	25,000	*
H. Lawrence Clofine	300,000	300,000	0	0
Tricia Reilly Johnson	287,500	287,500	0	0
Rick Tochett	287,500	287,500	0	0
Danielle Billera	287,500	287,500	0	0
Elisha Y. Goldberg	246,968	246,968	0	0
John Lawrence Clofine	230,504	230,504	0	0
Ella Jane Clofine	230,504	230,504	0	0
Jeff Shanahan	179,545	179,545	0	0
Egatniv LLC	179,545	179,545	0	0
Dan Carlo	179,545	179,545	0	0
D. Kirk. Van Horn	179,545	179,545	0	0
Mark Tunney	100,000	100,000	0	0
Michael Sellinger	75,000	75,000	0	0
Arthur Dozortzev	75,000	75,000	0	0
John Cenatiempo	50,000	50,000	0	0

* Less than 1%

(a)  Includes shares issuable upon conversion of Senior Convertible Notes, Convertible Promissory Notes, Subordinated Convertible Debentures, exercise of warrants, and pursuant to other agreements.

(b)  This column does not reflect, and there is also being registered hereby, such indeterminate number of additional shares of Common Stock as may be issued or issuable because of stock splits, stock dividends, stock distributions, recapitalizations or similar events and other anti-dilution provisions, all in accordance with the terms of the Senior Convertible Notes, the Convertible Promissory Notes, Subordinated Convertible Debentures and the Warrants.

(c) Assumes all of the shares of Common Stock covered by this prospectus held by the selling securityholders are sold in this offering.

(d) Includes shares issuable only upon satisfaction of certain financing milestones.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of Common Stock by the selling securityholders under this prospectus. We will receive the proceeds from all cash exercises of warrants, which we intend to use for general corporate purposes, including for working capital.

DETERMINATION OF OFFERING PRICE

The selling securityholders will determine at what price they may sell the shares of Common Stock offered by this prospectus, and such sales may be made at prevailing market prices, or at privately negotiated prices.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our Common Stock is quoted on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. under the symbol “SINX.OB”. The following table sets forth, for the fiscal quarters indicated, the high and low closing bid prices per share of our Common Stock as reported by the National Association of Securities Dealers composite feed or other qualified interdealer quotation medium. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

	High Bid	Low Bid

Quarter ended
September 30, 2006	$.06	$.01
December 31, 2006	$.11	$.04
March 31, 2007	$.46	$.10
June 30, 2007	$.40	$.25
September 30, 2005	$.06	$.01
December 31, 2005	$.11	$.04
March 31, 2006	$.46	$.10
June 30, 2006	$.40	$.25

As of September 30, 2007 there were 106,635,201  shares of our Common Stock issued and outstanding.

Dividend Policy

We have never declared or paid dividends on shares of our Common Stock and we intend to retain future earnings, if any, to support the development of our business and therefore do not anticipate paying cash dividends for the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including current financial condition, operating results and current and anticipated cash needs.

Securities Authorized for Issuance Under Equity Compensation Plans

As of June 30, 2007 we had the following securities authorized for issuance under equity compensation plans:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
E Equity compensation plans approved by security holders		$		0

E Equity compensation plans not approved by security holders	7,343,032		$.15	233,648

Total	7,343,032		$.15	233,648

DIRECTORS AND EXECUTIVE OFFICERS

 Set forth below is certain information regarding our directors, executive officers and key personnel.

Name	Age	Position
Dr. John H. Foster	61	Chairman of the Board of Directors
James J. Houtz	69	President and a Director
Robert McCray	72	Chief Financial Officer and a Director
Rodney Anderson	81	Director
David Ross	69	Director
Dr. W. Richard Laton	43	Director

Dr. Foster has been a consultant to Sionix since early 2004, and has served as Chairman of the Board of Directors since 2007. He is a Professor at California State University, Fullerton where he has taught for over 15 years. Prior to teaching he was employed as a senior geologist for the Irvine Consulting Group and Schaefer Dixon Associates, where he supervised the environmental division.

Mr. Houtz has been President, Chief Executive Officer and a director of the Company since March 1998.

Mr. McCray has been Chief Financial Officer and a director of the Company since July 1998.

Mr. Anderson has been President of R.J. Metal Products, Anaheim, California, a high technology research and development machine shop operation focused on commercial and military aircraft and aerospace projects, for more than 20 years. He has served on the Company's Board of Directors since 2001.

Mr. Ross has consulted with the Company since 2004, and has served on the Board of Directors since 2007. He is a principal of Ross/Katagiri and Associates, a management consulting practice, specializing in early stage technology-driven organizations. He is a board member and former chairman of the Orange County Taxpayers Association, a member of the Water Advisory Committee of Orange County, a former member of the Orange County Sanitation District Bio-solids Advisory Committee and sits on the boards of several Orange County charitable organizations. He is a graduate of the University of Colorado with a B. S. in Finance and brings over 40 years of widely diversified national and international business experience.

 Dr. Laton has served on the Board of Directors since 2007. He brings over 15 years of water related experience, including consulting, sales and education. Dr. Laton is an Associate Professor of Hydrogeology at California State University, Fullerton. He has served as a director of the National Ground Water Association and has published, presented and taught water- related research throughout the world.

 Directors serve for one year and until their successors are duly elected and qualified. The Company has not established an executive committee of the Board of Directors or any committee that would serve similar functions such as an audit, incentive compensation or nominating committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of June 30, 2007. The table sets forth the beneficial ownership of each person who, to our knowledge, beneficially owns more than 5% of the outstanding shares of Common Stock, each of our directors and executive officers, and all of our directors and executive officers as a group.

Name and Address	No. of Shares	Percentage

E. David Kailbourne	8,473,044	7.9%
3830 Highcrest Dr Brighton Mi 48116

James J. Houtz	6,268,167 (1)	6.1
2082 Michelson, Suite 306
Irvine, CA 92612

Robert E. McCray	933,200 (1)	0.9
2082 Michelson, Suite 306
Irvine, CA 92612

Rodney Anderson	300,901	0.2
2082 Michelson, Suite 306
Irvine, CA 92612

Dr. John H. Foster	150,000	0.1
2082 Michelson, Suite 306
Irvine, CA 92612

David Ross	115,000	0.1
2082 Michelson, Suite 306
Irvine, CA 92612

Dr. W. Richard Laton	50,000	-
2082 Michelson, Suite 306
Irvine, CA 92612

All Directors and Officers as a	7,817,268 (1)	7.6
Group (6 Persons)

 * Less than 1%
 ____________________
 (1) Consists principally of shares issuable upon exercise of currently exercisable options.

Beneficial ownership percentages are calculated based on Common Stock issued and outstanding as of June 30, 2007. Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. The number of shares beneficially owned by a person includes shares of Common Stock underlying options or warrants held by that person that are currently exercisable or exercisable within 60 days of June 30, 2007. The shares issuable pursuant to the exercise of those options or warrants are deemed outstanding for computing the percentage ownership of the person holding those options and warrants but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite that person’s name, subject to community property laws, where applicable, unless otherwise noted in the applicable footnote.

EXECUTIVE COMPENSATION

The following table summarizes all compensation recorded by us in each of the last two completed fiscal years for our principal executive officer, each other executive officer serving as such whose annual compensation exceeded $100,000 and up to two additional individuals for whom disclosure would have been made in this table but for the fact that the individual was not serving as an executive officer of our company at the end of our fiscal year. Such officers are referred to herein as our “Named Executive Officers.”

Summary Compensation Table

The following table sets forth certain information concerning the compensation of the four most highly compensated officers of the Company for the past three fiscal years:

LONG-TERM COMPENSATION
		ANNUAL COMPENSATION			AWARDS		PAYOUTS
				Other		Securities		All
				Annual	Restricted	Underlying		Other
Name and	Fiscal			Compen-	Stock	Options/	LTIP	Compen-
Principal position	Year	Salary	Bonus	Sation	Awards	Sars	Payouts	Sation

James J. Houtz, President	2006	$ -0-	-0-	-0-	-0-	-0-	-0-	-0-
	2005	$ -0-	-0-	-0-	-0-	-0-	-0-	-0-
	2004	$ -0-	-0-	-0-	-0-	-0-	-0-	-0-

Robert McCray, CFO	2006	$ -0-	-0-	-0-	-0-	-0-	-0-	-0-
	2005	$ -0-	-0-	-0-	-0-	-0-	-0-	-0-
	2004	$ -0-	-0-	-0-	-0-	-0-	-0-	-0-

The following table sets forth certain information as of September 30, 2006 with respect to options held by the Named Executive Officers. The Company has no outstanding stock appreciation rights, either freestanding or in tandem with options. No options were issued during the past fiscal year.

	Shares		Number of unexercised	Value of unexercised
	Acquired on	Value	Options at	In-the-money options at
	Exercise	Realized	September 30, 2006	September 30, 2006 (1)
Name	(#)	($)	Exercisable/unexercisable	Exercisable/unexercisable

James J. Houtz	N/A	-0-	6,171,000/-0-	-0-/ -0-
Robert McCray	N/A	-0-	583,200/-0-	-0-/ -0-

(1) Assumes that a share of Common Stock was valued at $.06 per share on September 30, 2006 (the closing price of the Common Stock on that date as reported by the OTC Bulletin Board). Values are reflected as zero as the exercise prices of all options exceeded the market price.

PLAN OF DISTRIBUTION

The selling securityholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These sales may be at fixed or negotiated prices. The selling securityholders may use any one or more of the following methods when selling shares:

·	ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;

·	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

·	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

·	an exchange distribution in accordance with the rules of the applicable exchange;

·	privately negotiated transactions;

·	to cover short sales made after the date that this Registration Statement is declared effective by the Commission;

·	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

·	a combination of any such methods of sale; and

·	any other method permitted pursuant to applicable law.

The selling securityholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Broker-dealers engaged by the selling securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling securityholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling securityholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling securityholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus.

Upon the Company being notified in writing by a selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling securityholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv)the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a selling securityholder that a donee or pledgee intends to sell more than 500 shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling securityholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling securityholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Shares will be paid by the selling securityholder and/or the purchasers. Each selling securityholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such selling securityholder’s business and, at the time of its purchase of such securities such selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Company has advised each selling securityholder that it may not use shares registered on this Registration Statement to cover short sales of Common Stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. If a selling securityholder uses this prospectus for any sale of the Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling securityholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling securityholders in connection with resales of their respective shares under this Registration Statement.

The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the Common Stock. The Company has agreed to indemnify the selling securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DESCRIPTION OF SECURITIES

Authorized Capital Stock

We are authorized to issue 150,000,000 shares of Common Stock. The holders of our Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our Common Stock that are present in person or represented by proxy. Except as otherwise provided by law, amendments to our Articles of Incorporation generally must be approved by a majority of the votes entitled to be cast by all outstanding shares of Common Stock. The Articles of Incorporation do not provide for cumulative voting in the election of directors. Upon liquidation, dissolution or winding up of us, our Common Stock holders will be entitled to receive pro rata all assets available for distribution to such holders.

Indemnification; Limitation of Liability

Nevada Revised Statutes (“NRS”) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

Our bylaws include an indemnification provision under which we have the power to indemnify our directors and officers (including heirs and personal representatives) against all costs, charges and expenses actually and reasonably incurred, including an amount paid to settle an action or satisfy a judgment to which the director or officer is made a party by reason of being or having been a director or officer of ours or any of our subsidiaries.

Our bylaws also provide that our directors may cause us to purchase and maintain insurance for the benefit of a person who is or was serving as a director, officer, employee or agent of ours or any of our subsidiaries (including heirs and personal representatives) against a liability incurred by him/her as a director, officer, employee or agent.

Our indemnification agreements with certain of our executive officers and directors contain provisions which require us to indemnify them for costs, charges and expenses incurred in connection with their service as such. We are required to provide such indemnification if (i) the executive officer acted honestly and in good faith with a view to our best interests, and (ii) in the case of a criminal action or proceeding, the executive officer had reasonable grounds for believing that his conduct was lawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Anti-Takeover Effects of Provisions of Nevada State Law

We may be or in the future we may become subject to Nevada's control share law. A corporation is subject to Nevada's control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and if the corporation does business in Nevada or through an affiliated corporation.

The law focuses on the acquisition of a “controlling interest” which means the ownership of outstanding voting shares is sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (1) one-fifth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that the acquiring person, and those acting in association with it, obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to take away voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder's shares.

Nevada's control share law may have the effect of discouraging corporate takeovers.

In addition to the control share law, Nevada has a business combination law, which prohibits certain business combinations between Nevada corporations and "interested stockholders" for three years after the "interested stockholder" first becomes an "interested stockholder" unless the corporation's board of directors approves the combination in advance. For purposes of Nevada law, an "interested stockholder" is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term "business combination" is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation's assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada's business combination law is to potentially discourage parties interested in taking control of us from doing so if it cannot obtain the approval of our board of directors.

LEGAL MATTERS

The validity of the Common Stock being offered hereby will be passed upon by Haddan & Zepfel LLP, Newport Beach, California.

EXPERTS

Kabani & Company, Inc., an independent registered public accounting firm, audited our financial statements for the year ended September 30, 2006, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, quarterly reports, current reports, proxy statements and other information with the SEC. You may read or obtain a copy of these reports at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room and their copy charges by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains registration statements, reports, proxy information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act to register the shares offered by this prospectus. The term “registration statement” means the original registration statement and any and all amendments thereto, including the schedules and exhibits to the original registration statement or any amendment. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the shares we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the SEC’s public reference facilities and Internet site referred to above.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Under Nevada law, a corporation shall indemnify a director or officer against expenses, including attorneys’ fees, actually and reasonably incurred by him, to the extent the director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding. A corporation may indemnify a director or officer who was or is a party or is threatened to e made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him/her in connection with the action, suit or proceeding. Exempt from that immunity are:

·	A willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest;

·	A violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

·	A transaction from which the director derived an improper personal profit; and

·	Willful misconduct.

Our bylaws include an indemnification provision under which we have the power to indemnify our directors, officers, employees and other agents (including heirs and personal representatives) against all costs, charges and expenses actually and reasonably incurred, including an amount paid to settle an action or satisfy a judgment to which the director or officer is made a party by reason of being or having been a director or officer of ours. Our bylaws further provide for the advancement of all expenses incurred in connection with a proceeding upon receipt of an undertaking by or on behalf of such person to repay such amounts if it is determined that the party is not entitled to be indemnified under our bylaws. No advance will be made by us to a party if it is determined that the party acted in bad faith. The indemnification rights are contractual rights and will continue as to a person who has ceased to be a director, officer, employee, or other agent, and will inure to the benefit of the heirs, executors, and administrators of such a person.

Anti-Takeover Effects of Provisions of Nevada State Law

We may be or in the future we may become subject to Nevada's control share law. A corporation is subject to Nevada's control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and if the corporation does business in Nevada or through an affiliated corporation.

The law focuses on the acquisition of a “controlling interest” which means the ownership of outstanding voting shares is sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (1) one-fifth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that the acquiring person, and those acting in association with that person, obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to take away voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder's shares.

Nevada's control share law may have the effect of discouraging corporate takeovers.

In addition to the control share law, Nevada has a business combination law, which prohibits certain business combinations between Nevada corporations and “interested stockholders” for three years after the “interested stockholder” first becomes an “interested stockholder” unless the corporation's board of directors approves the combination in advance. For purposes of Nevada law, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation's assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada's business combination law is to potentially discourage parties interested in taking control of the Company from doing so if it cannot obtain the approval of our board of directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of ours under Nevada law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of ours in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in said Act and will be governed by the final adjudication of such issue.

Item 25. Other Expenses of Issuance and Distribution.

Set forth below is an estimate (except for registration fees, which are actual) of the approximate amount of the fees and expenses payable by us in connection with this offering.

EXPENSE	AMOUNT
SEC Registration Fees	$374.56
Legal Fees and Expenses	35,000.00
Accounting Fees and Expenses	5,000.00
Miscellaneous Fees and Expenses	4,625.44
Total	45,000.00

Item 26. Recent Sales of Unregistered Securities.

There have been no sales of unregistered securities within the last three years which would be required to be disclosed pursuant to Item 701 of Regulation S-B, except for the following:

In a private offering that commenced in October of 2006 and concluded in early 2007, the Registrant issued convertible bridge notes in the amount of $750,000 to a group of private investors. The notes bear interest at 10% per annum, expire eighteen months after issuance, and are convertible into Common Stock at a conversion price of $ .04 per share. The holders have the option to convert accrued interest on these notes into Common Stock of the Company at the same conversion rate.

In August 2006, the Company entered into a Consulting Agreement with Calico Capital Management, LLC for financial management and strategic consulting services. The Agreement calls for the issuance of up to 4% of the outstanding shares of Common Stock of the Company, calculated on a fully-diluted basis, based on achievement of certain milestones. As of the date of this Prospectus, a total of 4,592,915 shares have been issued under this Agreement. The Consulting Agreement was amended and restated in March 2007 and terminated on November 13, 2007..

In June of 2007 the Registrant issued convertible notes in the principal amount of $86,000 to a group of investors. These notes bear interest at 10% per annum, expire on December 31, 2008, and are convertible into  Common Stock at a conversion price of $ .01 per share, but only if certain milestones relating to capital raising are satisfied.

In November 2007 the Registrant issued 3,400,000 shares of Common Stock to the shareholders of RJ Metals, Inc. in connection with the acquisition of that company.

In July of 2007 the Registrant completed a private offering, principally to private investment funds, in the amount of $1,025,000. The investors received convertible debentures that bear interest at 10% per annum, expire twelve months after issuance, and are convertible into Common Stock at a conversion price of $ .22 per share.

The transactions described above were exempt from registration under Section 4(2) of the Securities Act or Rule 506 of Regulation D as promulgated by the SEC.

Item 27. Exhibits

No.	Description

3.1	Amended and Restated Articles of Incorporation of the Company (1)

3.2	Amended and Restated Bylaws of the Company (1)

5.1	Opinion of Haddan & Zepfel LLP (to be filed by amendment)

10.1	Lease between the Company and J. C. Brown Enterprises, dated February 19, 2007 (2)

10.2	Employment Agreement, dated September 30, 2003, between the Registrant and James J. Houtz (2)

10.3	Employment Agreement, dated October 1, 2005 between the Registrant and Robert E. McCray (2)

10.4	Form of Convertible Promissory Note, dated June 6, 2007, issued by the Company to certain investors

10.5	Form of Securities Purchase Agreement, dated as of June 18, 2007, between Sionix Corporation and certain investors (3)

10.6	Form of Convertible Debenture, dated as of June 18, 2007, issued by Sionix Corporation to certain investors (3)

10.7	Form of Registration Rights Agreement, dated as of June 18, 2007, between Sionix Corporation and certain investors (3)

10.8	Form of Warrant, dated as of June 18, 2007, issued by Sionix Corporation to certain investors. (3)

10.9	Standard Industrial Commerical Single-Tenant Lease-Net between Klein Investments Family Limited Partnership the Company, dated August 30, 2007

10.10	Share Exchange Agreement, dated November 7, 2007

23.1	Consent of Kabani & Company, Inc.

23.2	Consent of Haddan & Zepfel LLP (included in Exhibit 5.1)
___________________
(1) Incorporated by reference from Registrant's Current Report on Form 8-K, filed with the Commission on July 15, 2003, and incorporated herein by reference.

(2) Incorporated by reference from Registrant's Annual Report on Form 10-KSB, filed with the Commission on June 8, 2007, and incorporated herein by reference.

(3) Incorporated by reference from Registrant's Current Report on Form 8-K, filed with the Commission on August 14, 2007, and incorporated herein by reference.

Item 28. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

 (iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) (§ 230.424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Irvine, California, on November 14, 2007.

SIONIX CORPORATION

By:	/s/ James J. Houtz
Name: James J. Houtz
Title: President

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ James J. Houtz	Chief Executive Officer and Director	November 14, 2007
James J. Houtz	(Principal Executive Officer)

/s/ John H. Foster	Chairman of the Board	November 14, 2007
John H. Foster

/s/ Robert McCray	Chief Financial Officer and a Director	November 14, 2007
Robert McCray	(Principal Financial and Accounting Officer)

/s/ Rodney Anderson	Director	November 14, 2007
Rodney Anderson

/s/ David Ross	Director	November 14, 2007
David Ross

/s/ W. Richard Laton	Director	November 14, 2007
W. Richard Laton

SIONIX CORPORATION
INDEX TO FINANCIAL STATEMENTS

Audited Financial Statements	Page

Report of Independent Registered Public Accounting Firm	F-2

Balance Sheet as of September 30, 2006	F-3

Statements of Operations for the years ended September 30, 2006 and September 30, 2005 and Cumulative From Inception (October 3, 1994) to September 30, 2006	F-4

Statements of Stockholders’ Equity (Deficit) from Inception (October 3, 1994) to September 30, 2006	F-5

Statements of Cash Flows for the years ended September 30, 2006 and September 30, 2005 and Cumulative From Inception (October 3, 1994) to September 30, 2006	F-6

Notes to Financial Statements	F-7

Unaudited Interim Financial Statements	Page

Balance Sheet as of June 30, 2007 (unaudited)	F-14

Statements of Operations for the periods of three and nine months ended June 30, 2007 and June 30, 2006 and from Inception (October 3, 1994) to June 30, 2007	F-15

Statements of Stockholders’ Equity (Deficit) from Inception (October 3, 1994) to June 30, 2007	F-16

C Statements of Cash Flows for the periods of nine months ended June 30, 2007 and June 30, 2006 and Cumulative From Inception (October 3, 1994) to June 30, 2007	F-17

Notes to Financial Statements	F-21

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Sionix Corporation

We have audited the accompanying balance sheet of Sionix Corporation (a Nevada corporation) as of September 30, 2006 and the related statements of operations, stockholders' equity (deficit), and cash flows for the years ended September 30, 2006 and 2005 and for the period from October 3, 1994 (inception) to September 30, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sionix Corporation as of September 30, 2006 and the results of its operations and its cash flows for the years ended September 30, 2006 and 2005 and for the period from October 3, 1994 (inception) to September 30, 2006, in conformity with accounting principles generally accepted in the United States of America.

The Company's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has deficit accumulated from inception amounting to $15,299,053 at September 30, 2006 including a net loss of $774,887 incurred in the year ended September 30, 2006. These factors as discussed in Note 11 to the financial statements, raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 11. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Kabani & Company, Inc.
Certified Public Accountants

Los Angeles, California.
January 2, 2007

SIONIX CORPORATION
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
AS OF SEPTEMBER 30, 2006

ASSETS

CURRENT ASSETS:
Cash & cash equivalents	$4,544

PROPERTY AND EQUIPMENT, NET	44,761
Total assets	$49,306

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable	$272,610
Accrued expenses	1,136,771
Notes payable-related parties	129,000
Note payable-officers	66,660
Equity line of credit	327,336
Total current liabilities	1,932,377

COMMITMENTS & CONTINGENCIES	--

STOCKHOLDERS' DEFICIT
Common stock, $0.001 par value; 150,000,000 shares authorized;
102,524,186 shares issued and 102,042,286 shares outstanding	102,042
Additional paid-in capital	13,270,039
Shares to be issued	43,900
Deficit accumulated during development stage	(15,299,053)
Total stockholders' deficit	(1,883,072)
Total liabilities & stockholders' deficit	$49,306

The accompanying notes form an integral part of these financial statements

SIONIX CORPORATION
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS

	For the years ended		Cumulative From Inception (October 3, 1994) to
	September 30,		September 30,
	2006	2005	2006

REVENUES	$--	$--	$--

OPERATING EXPENSES:
General and administrative	639,259	423,213	11,743,298
Research and development	--	1,810	1,449,474
Impairment of intangible assets	--	--	1,267,278
Inventory obsolescence	--	--	365,078
Depreciation and amortization	31,326	33,931	500,406
Total operating expenses	670,585	458,953	15,325,534

LOSS FROM OPERATIONS	(670,585)	(458,953)	(15,325,534)

OTHER INCOME (EXPENSES)
Interest income	--	60	53,657
Interest expense	(10,080)	(8,124)	(234,686)
Loss on settlement of debts	(94,221)	--	(230,268)
Legal settlement	--	--	434,603
Total other income (expenses)	(104,302)	(8,064)	23,305

LOSS BEFORE INCOME TAXES	(774,887)	(467,017)	(15,289,154)

Income taxes	--	900	9,900
NET LOSS	$(774,887)	$(467,917)	$(15,299,053)

BASIC AND DILUTED LOSS PER SHARE	$(0.01)	$(0.00)

*BASIC AND DILUTED WEIGHTED AVERAGE NUMBER OF COMMON
STOCK OUTSTANDING	102,524,186	102,524,186

*weighted average diluted number of shares are the same as basic weighted average number of shares as the effect is anti-dilutive.

The accompanying notes form an integral part of these financial statements

SIONIX CORPORATION
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
FROM INCEPTION (OCTOBER 3, 1994) TO SEPTEMBER 30, 2006

								Deficit	Total
	Common stock		Additional	Stock	Stock	Stock	Unamortized	accumulated	stockholders'
	Number of		paid-In	to be	subscription	to be	consulting	from	equity
	shares	Amount	capital	issued	receivable	cancelled	fees	inception	(deficit)

Shares issued for cash-Oct 1994	10,000	$10	$90	$-	$-	$-	$-	$-	$100

Net loss for period Oct 3, 1994 to Dec 31, 1994	-	-	-	-	-	-	-	(1,521)	(1,521)

Balance December 31, 1994	10,000	10	90	-	-	-	-	(1,521)	(1,421)

Shares issued for assignment right	1,990,000	1,990	(1,990)	-	-	-	-	-	-

Issuance of shares for service	572,473	572	135,046	-	-	-	-	-	135,618

Issuance of shares for debt	1,038,640	1,038	1,164,915	-	-	-	-	-	1,165,953

Issuance of shares for cash	232,557	233	1,119,027	-	-	-	-	-	1,119,260

Issuance of shares for subscription note receivable	414,200	414	1,652,658	-	(1,656,800)	-	-	-	(3,728)

Issuance of shares for future production cost	112,500	113	674,887	-	(675,000)	-	-	-	-

Net loss for the year ended December 31, 1995	-	-	-	-	-	-	-	(914,279)	(914,279)

Balance December 31, 1995	4,370,370	4,370	4,744,633	-	(2,331,800)	-	-	(915,800)	1,501,403

Issuance of shares for reorganization	18,632,612	18,633	(58,033)	-	-	-	-	-	(39,400)

Issuance of shares for cash	572,407	573	571,834	-	-	-	-	-	572,407

Issuance of shares for service	24,307	24	24,283	-	-	-	-	-	24,307

Net loss for the nine month ended September 30, 1996	-	-	-	-	-	-	-	(922,717)	(922,717)

Balance September 30, 1996	23,599,696	23,600	5,282,717	-	(2,331,800)	-	-	(1,838,517)	1,136,000

Shares issued for cash	722,733	723	365,857	-	-	-	-	-	366,580

Shares issued for service	274,299	274	54,586	-	-	-	-	-	54,860

Cancellation of shares	(542,138)	(542)	(674,458)	-	675,000	-	-	-	-

Net loss for the year ended September 30, 1997	-	-	-	-	-	-	-	(858,915)	(858,915)

Balance September 30, 1997	24,054,590	24,055	5,028,702	-	(1,656,800)	-	-	(2,697,432)	698,525

Shares issued for cash	2,810,000	2,810	278,190	-	-	-	-	-	281,000

Shares issued for service	895,455	895	88,651	-	-	-	-	-	89,546

Shares issued for compensation	2,200,000	2,200	217,800	-	-	-	-	-	220,000

Cancellation of shares	(2,538,170)	(2,538)	(1,534,262)	-	1,656,800	-	-	-	120,000

SIONIX CORPORATION
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
FROM INCEPTION (OCTOBER 3, 1994) TO SEPTEMBER 30, 2006

								Deficit	Total
	Common stock		Additional	Stock	Stock	Stock	Unamortized	accumulated	stockholders'
	Number of		paid-In	to be	subscription	to be	consulting	from	equity
	shares	Amount	capital	issued	receivable	cancelled	fees	inception	(deficit)
Net loss for the year ended September 30, 1998	-	-	-	-	-	-	-	(1,898,376)	(1,898,376)

Balance September 30, 1998	27,421,875	27,422	4,079,081	-	-	-	-	(4,595,808)	(489,305)

Shares issued for compensation	3,847,742	3,847	389,078	-	-	-	-	-	392,925

Shares issued for service	705,746	706	215,329	-	-	-	-	-	216,035

Shares issued for cash	9,383,000	9,383	928,917	-	-	-	-	-	938,300

Net loss for the year ended September 30, 1999-Restated	-	-	-	-	-	-	-	(1,158,755)	(1,158,755)

Balance September 30, 1999	41,358,363	41,358	5,612,405	-	-	-	-	(5,754,563)	(100,800)

Shares issued for cash	10,303,500	10,304	1,020,046	-	-	-	-	-	1,030,350

Shares issued for compensation	1,517,615	1,518	1,218,598	-	-	-	-	-	1,220,116

Shares issued for service	986,844	986	253,301	-	-	-	-	-	254,287

Net loss for the year ended September 30, 2000	-	-	-	-	-	-	-	(2,414,188)	(2,414,188)

Balance September 30, 2000	54,166,322	54,166	8,104,350	-	-	-	-	(8,168,751)	(10,235)

Shares issued for service and prepaid expenses	2,517,376	2,517	530,368	-	-	-	(141,318)	-	391,567

Shares issued for cash	6,005,000	6,005	594,495		-	-	-	-	600,500

100,000 shares to be issued for cash	-	-	-	10,000	-	-	-	-	10,000

SIONIX CORPORATION
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
FROM INCEPTION (OCTOBER 3, 1994) TO SEPTEMBER 30, 2006

							Deficit	Total
Common stock		Additional	Stock	Stock	Stock	Unamortized	accumulated	stockholders'
Number of		paid-In	to be	subscription	to be	consulting	from	equity
shares	Amount	capital	issued	receivable	cancelled	fees	inception	(deficit)
Net loss for the year ended September 30, 2001	-	-	-	-	-	-	-	(1,353,429)	(1,353,429)

639,509 Shares to be issued for debt settlement in 2001	-	-	-	103,295	-	-	-	-	103,295

Balance September 30, 2001	62,688,698	62,688	9,229,213	113,295	-	-	(141,318)	(9,522,180)	(258,302)

Shares issued for service and prepaid expenses	1,111,710	1,112	361,603	-	-	-	54,400	-	417,115

Shares issued as contribution	100,000	100	11,200	-	-	-	-	-	11,300

Shares issued for compensation	18,838	19	2,897	-	-	-	-	-	2,916

Shares issued for cash	16,815,357	16,815	1,560,782	(10,000)	-	-	-	-	1,567,597

Shares issued for debt settlement	1,339,509	1,340	208,639	(103,295)	-	-	-	-	106,684

Shares to be issued for services related to equity raising- 967,742 shares	-	-	(300,000)	300,000	-	-	-	-	-

Cancellation of shares	(7,533,701)	(7,534)	-	-	-	-	-	-	(7,534)

Net loss for the year ended September 30, 2002	-	-	-	-	-	-	-	(1,243,309)	(1,243,309)

Balance September 30, 2002	74,540,411	74,540	11,074,334	300,000	-	-	(86,918)	(10,765,489)	596,467

SIONIX CORPORATION
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
FROM INCEPTION (OCTOBER 3, 1994) TO SEPTEMBER 30, 2006

								Deficit
								Accumulated	Total
	Common stock		Additional	Stock	Stock	Stock		During	Stockholders'
	Number of		Paid-in	to be	Subscription	to be	Unamortized	Development	Equity
	Shares	Amount	Capital	Issued	Receivable	Cancelled	Consulting	Stage	(deficit)

Balance September 30, 2002	74,540,411	$74,540	$11,074,334	$300,000	$--	$--	$(86,918)	$(10,765,489)	$596,467

Shares issued for services	2,467,742	2,468	651,757	(300,000)	--	--	--	--	354,225

Shares issued for capital equity line	8,154,317	8,154	891,846	--	--	--	--	--	900,000

Amortization of consulting fees	--	--	--	--	--	--	86,918	--	86,918

Cancellation of shares	(50,000)	(50)	50	--	--	--	--	--

7,349,204 shares to be cancelled	--	--	7,349	--	--	(7,349)	--	--

Net loss for the year ended September 30, 2003	--	--	--	--	--	--	--	(1,721,991)	(1,721,991)

Balance September 30, 2003	85,112,470	85,112	12,625,336	--	--	(7,349)	--	(12,487,480)	215,619

Shares issued for capital equity line	19,179,016	19,179	447,706	--	--	--	--	--	466,885

Shares issued for services	5,100,004	5,100	196,997	--	--	--	(13,075)	--	189,022

963,336 shares to be issued for cash	--	--	--	28,900	--	--	--	--	28,900

500,000 shares to be issued for debt settlement	--	--	--	15,000	--	--	--	--	15,000

Cancelled shares	(7,349,204)	(7,349)	--	--	--	7,349	--	--	--

Net loss for the year ended September 30, 2004	--	--	--	--	--	--	--	(1,568,770)	(1,568,770)

Balance September 30, 2004	102,042,286	102,042	13,270,039	--	--	--	(13,075)	(14,056,250)	(653,344)

Amortization of consulting fees	--	--	--	--	--	--	13,075	--	13,075

Net loss for the year ended September 30, 2005	--	--	--	--	--	--	--	(467,917)	(467,917)

Balance September 30, 2005	102,042,286	102,042	13,270,039	--	--	--	--	(14,524,167)	(1,108,186)

Net loss for the year ended September 30, 2006	--	--	--	--	--	--	--	(774,887)	(774,887)

Balance September 30, 2006	102,042,286	$102,042	$13,270,039	--	$--	$--	$--	$(15,299,053)	$(1,883,072)

The accompanying notes form an integral part of these financial statements

SIONIX CORPORATION
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS

			Cumulative
			From Inception
	For the years ended September 30,		(October 3, 1994) to September 30,
	2006	2005	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(774,887)	$(467,917)	$(15,299,053)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	31,326	33,931	587,324
Amortization of consulting fee	--	13,075	13,075
Issuance of common stock for compensation	--	--	1,835,957
Issuance of common stock for services & prepaid consulting fees	--	--	2,096,557
Impairment of assets	--	--	514,755
Write-down of obsolete assets	--	--	38,862
Impairment of intangible assets	--	--	1,117,601
Loss on settlement of debts	94,221	--	130,268
Other	--	--	40,370
Increase in other current assets	--	--	(510,727)
Decrease in other receivable	--	--	3,000
Increase in deposits	--	6,831	-
Increase (decrease) in accounts payable	50,147	38,545	342,610
Increase in accrued interest	10,080	8,124	68,681
Increase (decrease) in accrued expense	543,873	305,086	1,067,914
Total adjustments	729,647	405,590	7,346,241
Net cash used in operating activities	(45,240)	(62,327)	(7,952,807)

CASH FLOWS FROM INVESTING ACTIVITIES
Decrease (increase) of certificate of deposit	--	--	--
Purchase of patents	--	--	(154,061)
Purchase of equipment	--	--	(380,174)
Net cash used in investing activities	--	--	(534,235)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of notes to related party	49,440	62,220	457,433
Proceeds from notes payable under equity line of credit	--	--	756,000
Payment of notes	--	--	(151,842)
Issuance of common stock for cash	--	--	7,376,094
Receipt of cash for stock to be issued	--	--	53,900
Net cash provided by financing activities	49,440	62,220	8,491,585

Net increase (decrease) in cash & cash equivalents	4,201	(107)	4,544

CASH & CASH EQUIVALENTS, BEGINNING OF PERIOD	343	450	--
CASH & CASH EQUIVALENTS, END OF PERIOD	$4,544	$343	$4,544

SUPPLEMENTAL CASH FLOW DISCLOSURES:

Interest paid	$--	$--
Income tax paid	$--	$--

The accompanying notes form an integral part of these financial statements

SIONIX CORPORATION
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Sionix Corporation (the "Company") was incorporated in Utah in 1985. The Company was formed to design, develop, and market automatic water filtration system primarily for small water districts.

The Company has completed its reincorporation as a Nevada corporation, effective July 1, 2003. The reincorporation was completed pursuant to an Agreement and Plan of Merger between Sionix Corporation, a Utah corporation ("Sionix Utah") and its wholly-owned Nevada subsidiary, Sionix Corporation ("Sionix Nevada"). Under the merger agreement, Sionix Utah merged with and into Sionix Nevada, and each share of Sionix Utah’s common stock was automatically converted into one share of common stock, par value $0.001 per share, of Sionix Nevada. The merger was effected by the filing of Articles of Merger, along with the Agreement and Plan of Merger, with the Secretary of State of Nevada.

The Company is a development stage company as defined in Statement of Financial Accounting Standards (“SFAS”) No. 7, “Accounting and Reporting by Development Stage Enterprises.” The Company is in the development stage and its efforts have been principally devoted to research and development, organizational activities, and raising capital. All losses accumulated since inception has been considered as part of the Company’s development stage activities.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles in the United States ("GAAP") requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include collectibility of accounts receivable, accounts payable, sales returns and recoverability of long-term assets.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents represent cash and short-term highly liquid investments with original maturities of three months or less.

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost. The cost of additions and improvements are capitalized while maintenance and repairs are expensed as incurred. Depreciation of property and equipment is provided on a straight-line basis over the estimated five year useful lives of the assets.

PROVISION FOR INCOME TAXES

The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ADVERTISING

The cost of advertising is expensed as incurred. Total advertising costs were $3,355 and $9,170 for the years ended September 30, 2006 and 2005, respectively.

STOCK BASED COMPENSATION

SFAS No. 123 prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. SFAS No. 123 requires compensation expense to be recorded (i) using the new fair value method or (ii) using the existing accounting rules prescribed by Accounting Principles Board Opinion No. 25, "Accounting for stock issued to employees" (APB 25) and related interpretations with pro forma disclosure of what net income and earnings per share would have been had the Company adopted the new fair value method. The Company has chosen to account for stock-based compensation using Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and has adopted the disclosure only provisions of SFAS 123. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee is required to pay for the stock.

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of SFAS 123 and the Emerging Issues Task Force consensus in Issue No. 96-18 ("EITF 96-18"), "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods or Services". Valuation of shares for services is based on the estimated fair market value of the services performed.

BASIC AND DILUTED NET LOSS PER SHARE

Net loss per share is calculated in accordance with the Statement of financial accounting standards No. 128 (SFAS No. 128), "Earnings per share". SFAS No. 128 superseded Accounting Principles Board Opinion No.15 (APB 15). Net loss per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standard No. 107, Disclosures about Fair Value of Financial Instruments, requires that the company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for assets and liabilities qualifying as financial instruments are a reasonable estimate of fair value.

RECLASSIFICATIONS

Certain items in the prior year financial statements have been reclassified to conform to current period's presentation. These reclassifications have no effect on the previously reported income (loss).

REPORTING SEGMENTS

Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information (SFAS No. 131), which superseded Statement of Financial Accounting Standard No. 14, Financial Reporting for Segments of a Business Enterprise, establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performances. The company adopted this standard in 1998 and the implementation of this standard did not have a material impact on its financial statements. During the years ended September 30, 2006 and 2005, the Company only operated in one segment; therefore segment disclosure has not been presented.

REVENUE RECOGNITION

The Company's policy is to recognize revenues is in accordance with SEC Staff Accounting Bulletin No. 101, or other specific authoritative literature, as applicable. Accordingly, revenues from products sales are recorded when all four of the following criteria are met: (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred or services have been rendered; (iii) the Company's price to the buyer is fixed or determinable; and (iv) collectibility is reasonably assured. The Company's policy is to report its sales levels on a net revenue basis, with net revenues being computed by deducting from gross revenues the amount of actual sales returns and the amount of reserves established for anticipated sales returns.

The Company's policy for shipping and handling costs, billed to customers, is to include it in revenue in accordance with Emerging Issues Task Force ("EITF") issue No. 00-10, "Accounting for Shipping and Handling Revenues and Costs." The purpose of this issue was to clarify the classification of shipping and handling revenues and costs. The consensus reached was that all shipping and handling billed to customers should be recorded as revenue. Accordingly, the Company records its shipping and handling amounts within net sales and operating expenses.

The Company has not generated any revenue since its inception.

RECENT PRONOUNCEMENTS

In February 2006, FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments". SFAS No. 155 amends SFAS No 133, "Accounting for Derivative Instruments and Hedging Activities", and SFAF No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS No. 155, permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of the Company's first fiscal year that begins after September 15, 2006. The management is currently evaluating the effect of this pronouncement on financial statements.

In March 2006 FASB issued SFAS 156 `Accounting for Servicing of Financial Assets' this Statement amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement:

1.	Requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract.

2.	Requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable.

3.	Permits an entity to choose `Amortization method' or Fair value measurement method' for each class of separately recognized servicing assets and servicing liabilities:

4.
At its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity's exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value.

5.
Requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities.

This Statement is effective as of the beginning of the Company's first fiscal year that begins after September 15, 2006. Management believes that this statement will not have a significant impact on the consolidated financial statements.  In September 2006, FASB issued SFAS 157 `Fair Value Measurements'. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The management is currently evaluating the effect of this pronouncement on financial statements.

In September 2006, FASB issued SFAS 158 `Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans--an amendment of FASB Statements No. 87, 88, 106, and 132(R)' This Statement improves financial reporting by requiring an employer to recognize the over funded or under funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. However, an employer without publicly traded equity securities is required to disclose the following information in the notes to financial statements for a fiscal year ending after December 15, 2006, but before June 16, 2007, unless it has applied the recognition provisions of this Statement in preparing those financial statements:

a.       A brief description of the provisions of this Statement
b.       The date that adoption is required
c.       The date the employer plans to adopt the recognition provisions of this Statement, if earlier.

The requirement to measure plan assets and benefit obligations as of the date of the employer's fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The management is currently evaluating the effect of this pronouncement on financial statements.

In February 2007, FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. FAS159 is effective for fiscal years beginning after November 15, 2007. Early adoption is permitted subject to specific requirements outlined in the new Statement. Therefore, calendar-year companies may be able to adopt FAS 159 for their first quarter 2007 financial statements.

The new Statement allows entities to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value. If a company elects the fair value option for an eligible item, changes in that item's fair value in subsequent reporting periods must be recognized in current earnings. FAS 159 also establishes presentation and disclosure requirements designed to draw comparison between entities that elect different measurement attributes for similar assets and liabilities. The management is currently evaluating the effect of this pronouncement on financial statements.

3. PROPERTY AND EQUIPMENT

Equipment and machinery	$187,805
Furniture and fixtures	22,183
209,988
Less accumulated depreciation	(165,227)
$44,761

Depreciation expenses for the fiscal years ended September 30, 2006 and 2005 were $31,326 and $33,931, respectively.

4. ACCRUED EXPENSES

Accrued expenses comprised of the following at September 30, 2006:

Payroll taxes	$143,572
Wages	853,115
Professional fees	30,000
Interest payable	51,699
Other accruals	58,385

Total	$1,136,771

5. NOTES PAYABLE - RELATED PARTIES

The Company has received advances in the form of unsecured promissory notes from stockholders in order to pay ongoing operating expenses. These notes are at interest rates up to 13% and are due on demand. As of September 30, 2006, notes payable amounted to $129,000. Accrued interest on the notes amounted to $51,699 at September 30, 2006. Interest expenses on the notes for the year ended September 30, 2006 and 2005 amounted to $10,080 and $8,134 respectively.

6. NOTES PAYABLE-OFFICERS

Notes payables to officers are unsecured, interest free and due on demand. Proceeds from these notes payable were used to pay ongoing operating expense. The balances at September 30, 2006 and 2005 were $66,660 and $66,660, respectively.

7. NOTES PAYABLE UNDER EQUITY LINE OF CREDIT

During the year ended September 30, 2003, the Company received $1,307,500 proceeds from promissory notes issued to Cornell Capital Partners, LP, net of a 4% fee of $56,000 and $36,500 for escrow and other fees. The Company has settled $900,000 by issuing shares of common stock during the year ended September 30, 2003 (note 9). The notes payable outstanding at September 30, 2003, amounted to $500,000. The balance for the note payable outstanding at September 30, 2004 and 2005 were $233,115 and $233,115, respectively. In 2006, Company entered into a settlement agreement with Cornell Capital Partner to pay the total amount of $327,336; $50,000 payable by November 15, 2006, $25,000 payable per month on the 15th day of each month commencing December 15, 2006, with the balance of $27,336 due and payable on or before October 15, 2007. The Company recorded a loss on settlement on debt of $94,221 for the year ended September 30, 2006.

8. INCOME TAXES

Through September 30, 2006, the Company incurred net operating losses for tax purposes of approximately $9,835,000. The net operating loss carryforward for federal and state purposes may be used to reduce taxable income through the year 2025. The availability of the Company's net operating loss carryforward is subject to limitation if there is a 50% or more positive change in the ownership of the Company's stock.

A 100% valuation allowance has been established against the deferred tax assets, as the utilization of the loss carry forward cannot reasonably be assured. Components of deferred tax asset at December 31, 2006 are as follows:

	2006	2005
Net operating loss	$3,344,000	$3,318,000
Less Valuation allowance	(3,344,000)	(3,318,000)
	$-	$-

The following is a reconciliation of the provision for income taxes at the U.S. federal income tax rate to the income taxes reflected in the Statements of Operations:

	2006	2005
Tax expense (credit) at statutory rate-federal	(34)%	(34)%

State tax expense net of federal tax	(6)%	(6)%
Changes in valuation allowance	40%	40%
Tax expense at actual rate	-	-

9.  STOCKHOLDERS' EQUITY

COMMON STOCK

The Company has 150,000,000 authorized shares, with 0.001 par value per share. As of September 30, 2006, the Company had 102,524,186 shares issued and outstanding.

The Company did not issue any shares for the fiscal years ended September 30, 2006 and 2005.

STOCK OPTIONS

2001 Executive Officers Stock Option Plan

In October of 2000, the Company entered into amendments to the employment agreement with each of the executive officers, eliminating the provisions of stock bonuses. In lieu of the bonus provision, the Company adopted the 2001 Executive Officers Stock option Plan. The Company reserved 7,576,680 shares for issuance under the plan.

Options outstanding:

	Weighted
	Average	Number of
	Exercise Price	Options

Outstanding at September 30, 2005	$0.15	7,343,032

Granted	-	-
Exercised	-	-
Outstanding at September 30, 2006	$0.15	7,343,032

A summary of the Company's option activity is listed below:

				Weighted-	Weighted-
			Weighted-	Average	Average
			Average	Exercise	Exercise
	Stock	Stock	Remaining	Price of	Price of
Exercise	Options	Options	Contractual	Options	Options
Price	Outstanding	Exercisable	Life	Outstanding	Exercisable
$ 0.15	7,343,032	7,343,032	3.5 years	$ 0.15	$ 0.15

The fair value of the options was calculated using the Black-Scholes option valuation model with the following weighted-average assumptions for the years ended September 30, 2006 and 2005: dividend yields of 0%; risk free interest rates of 6%; expected volatility of 100% and expected lives of 4.9 years.

The Company has adopted the disclosure-only provisions of SFAS No. 123. Because the exercise price of the options granted was greater than the fair value of the common stock at the grant date, no compensation cost has been recognized. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date for awards consistent with the provisions of SFAS No. 123, the Company's net loss and loss per share for the year ended September 30, 2006 and 2005 would have been as follows:

	2006	2005

Net loss as reported	$(774,887)	$(467,917)
Net loss, pro forma	$(906,442)	$(598,379)
Basic loss per share as reported	$(0.01)	$(0.00)
Basic loss per share, pro forma	$(0.01)	$(0.01)

10. EARNINGS (LOSS) PER SHARE

Earnings (loss) per share were determined by dividing net income for the periods by the weighted average number of both basic and diluted shares of common stock and common stock equivalents outstanding. Stocks to be issued are regarded as common stock equivalents and are considered in diluted earnings per share calculations.

Weighted average number of shares used to compute basic and diluted loss per share is the same since the effect of dilutive securities is antidilutive.

11. GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company's assets and the satisfaction of its liabilities in the normal course of business. Through September 30, 2006, the Company had incurred cumulative losses of $15,299,053, including current loss of $774,887. The Company's successful transition from a development stage company to attaining profitable operations is dependent upon obtaining financing adequate to fulfill its research and development activities, production of its equipment and achieving a level of revenues adequate to support the Company's cost structure. Management's plan of operations anticipates that the cash requirements for the next twelve months will be met by obtaining capital contributions through the sale of common stock and cash flow from operations. However, there is no assurance that the Company will be able to implement its plan.

12. SUBSEQUENT EVENT

The Company paid $50,000 against a note payable under an equity line of credit in November 2006 (See note 7).

SIONIX CORPORATION
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
AS OF JUNE 30, 2007
(Unaudited)

ASSETS

CURRENT ASSETS:
Cash & cash equivalents	$455,563

PROPERTY AND EQUIPMENT, net	46,399
DEPOSIT	4,600

Total assets	$506,562

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable	$204,804
Accrued expenses	1,525,397
Notes payable-related parties	129,000
Note payable-officers	32,860
Convertible notes	792,314
Equity line of credit	102,336
Total current liabilities	2,786,712

STOCKHOLDERS' DEFICIT
Common stock, $0.001 par value; 150,000,000 shares authorized;
107,117,101 shares issued and 106,635,201 shares outstanding	106,635
Additional paid-in capital	13,969,888
Shares to be issued	43,900
Deficit accumulated during development stage	(16,400,573)
Total stockholders' deficit	(2,280,150)
Total liabilities & stockholders' deficit	$506,562

The accompanying notes form an integral part of these unaudited financial statements

SIONIX CORPORATION
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Month Periods Ended June 30,		Nine Month Periods Ended June 30,			Cumulative from Inception (October 3, 1994) to
	2007	2006	2007		2006	June 30, 2007

Net sales	$-	$-	$		$-	$-

Operating expenses:
General and administrative	444,544	242,236		932,668	447,247	12,675,067
Research and development	-	-		-	-	1,449,474
Impairment of intangible assets	-	-		-	-	1,267,278
Inventory obsolescence	-	-		-	-	365,078
Depreciation and amortization	7,936	7,745		23,723	23,486	524,129
Total operating expenses	452,480	249,981		956,391	470,733	16,281,026
Loss from operations	(452,480)	(249,981)		(956,391)	(470,733)	(16,281,026)

Other income (expenses)
Interest income	56	-		666	-	54,324
Interest expense	(74,307)	(2,406)		(144,895)	(7,218)	(379,582)
Loss on settlement of debts	-	-		-	(94,221)	(230,268)
Loss on legal settlement	-	-		-	-	434,603
Total other income (expenses)	(74,252)	(2,406)		(144,229)	(101,439)	(120,924)

Loss before income taxes	(526,732)	(252,387)		(1,100,620)	(572,172)	(16,388,874)

Income taxes	900	-		900	-	11,700

Net loss	$(527,632)	$(252,387)		$(1,101,520)	$(572,172)	$(16,400,573)

Basic and diluted loss per share	$(0.00)	$(0.00)		$(0.01)	$(0.01)

*Basic and diluted weighted average number of common stock outstanding	106,431,387	102,524,186		105,901,243	102,524,186

*Weighted average number of shares used to compute basic and diluted loss per share is the same as the effect of dilutive securities is anti-dilutive

The accompanying notes form an integral part of these unaudited financial statements

SIONIX CORPORATION
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
(Unaudited)

	For The Nine Month Periods Ended June 30,		Cumulative From Inception (October 3, 1994) to June 30,
CASH FLOWS FROM OPERATING ACTIVITIES:	2007	2006	2007

Net loss	$(1,101,520)	$(572,172)	$(16,400,573)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation and amortization	23,723	23,486	611,046
Amortization of consulting fees	-	-	13,075
Amortization of debt discount on convertible NP	75,827	-	75,827
Issuance of common stock for compensation	-	-	1,835,957
Issuance of common stock for services & prepaid consulting fees	84,929	-	2,181,486
Impairment of assets	-	-	514,755
Write-down of obsolete assets	-	-	38,862
Impairment of intangible assets	-	-	1,117,601
Loss on settlement of debts	-	94,221	130,268
Other	-	-	40,370
Changes in assets and liabilities:
Increase in other current assets	-	-	(510,727)
Decrease in other receivable	-	-	3,000
Increase in deposits	(4,600)	-	(4,600)
Increase (decrease) in accounts payable	(67,806)	7,713	274,804
Increase in accrued interest	69,068	7,218	137,749
Increase (decrease) in accrued expense	319,558	422,139	1,387,473
Total adjustments	500,700	554,777	7,846,947
Net cash used in operating activities	(600,821)	(17,395)	(8,553,626)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of patents	-	-	(154,061)
Purchase of equipment	(25,361)	-	(405,535)
Net cash used in investing activities	(25,361)	-	(559,596)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of notes	1,336,000	47,780	1,793,433
Proceeds from (payment for) notes payable under equity line of credit	(225,000)	-	531,000
Payment of notes to officers	(33,800)	(30,340)	(185,642)
Issuance of common stock for cash	-	-	7,376,094
Receipt of cash for stock to be issued	-	-	53,900
Net cash provided by financing activities	1,077,201	17,440	9,568,785

Net increase in cash & cash equivalents	451,019	45	455,563

CASH & CASH EQUIVALENTS, BEGINNING	4,544	343	-

CASH & CASH EQUIVALENTS, ENDING	455,563	$388	$455,563

SUPPLEMENTAL INFORMATION:
Taxes	$-	$-
Interest expense	$-	$-

The accompanying notes form an integral part of these unaudited financial statements

SIONIX CORPORATION
(A Development Stage Company)
STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
FROM INCEPTION (OCTOBER 3,1994) TO JUNE 30, 2007
(Unaudited)

								Deficit	Total
	Common stock		Additional	Stock	Stock	Stock	Unamortized	accumulated	stockholders'
	Number of		paid-In	to be	subscription	to be	consulting	from	equity
	shares	Amount	capital	issued	receivable	cancelled	fees	inception	(deficit)

Shares issued for cash-Oct 1994	10,000	$10	$90	$-	$-	$-	$-	$-	$100

Net loss for period Oct 3, 1994 to Dec 31, 1994	-	-	-	-	-	-	-	(1,521)	(1,521)

Balance December 31, 1994	10,000	10	90	-	-	-	-	(1,521)	(1,421)

Shares issued for assignment right	1,990,000	1,990	(1,990)	-	-	-	-	-	-

Issuance of shares for service	572,473	572	135,046	-	-	-	-	-	135,618

Issuance of shares for debt	1,038,640	1,038	1,164,915	-	-	-	-	-	1,165,953

Issuance of shares for cash	232,557	233	1,119,027	-	-	-	-	-	1,119,260

Issuance of shares for subscription note receivable	414,200	414	1,652,658	-	(1,656,800)	-	-	-	(3,728)

Issuance of shares for future production cost	112,500	113	674,887	-	(675,000)	-	-	-	-

Net loss for the year ended December 31, 1995	-	-	-	-	-	-	-	(914,279)	(914,279)

Balance December 31, 1995	4,370,370	4,370	4,744,633	-	(2,331,800)	-	-	(915,800)	1,501,403

Issuance of shares for reorganization	18,632,612	18,633	(58,033)	-	-	-	-	-	(39,400)

Issuance of shares for cash	572,407	573	571,834	-	-	-	-	-	572,407

Issuance of shares for service	24,307	24	24,283	-	-	-	-	-	24,307

Net loss for the nine month ended September 30, 1996	-	-	-	-	-	-	-	(922,717)	(922,717)

Balance September 30, 1996	23,599,696	23,600	5,282,717	-	(2,331,800)	-	-	(1,838,517)	1,136,000

Share issued for cash	722,733	723	365,857	-	-	-	-	-	366,580

Share issued for service	274,299	274	54,586	-	-	-	-	-	54,860

Cancellation of shares	(542,138)	(542)	(674,458)	-	675,000	-	-	-	-

Net loss for the year ended September 30, 1997	-	-	-	-	-	-	-	(858,915)	(858,915)

Balance September 30, 1997	24,054,590	24,055	5,028,702	-	(1,656,800)	-	-	(2,697,432)	698,525

Share issued for cash	2,810,000	2,810	278,190	-	-	-	-	-	281,000

Share issued for service	895,455	895	88,651	-	-	-	-	-	89,546

Shares issued for compensation	2,200,000	2,200	217,800	-	-	-	-	-	220,000

Cancellation of shares	(2,538,170)	(2,538)	(1,534,262)	-	1,656,800	-	-	-	120,000

SIONIX CORPORATION
(A Development Stage Company)
STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)
FROM INCEPTION (OCTOBER 3,1994) TO JUNE 30, 2007
(Unaudited)

	Common stock							Deficit	Total
	Number of		Additional paid-In	Stock to be	Stock subscription	Stock to be	Unamortized consulting	accumulated from	stockholders' equity
	shares	Amount	capital	issued	receivable	cancelled	fees	inception	(deficit)
Net loss for the year ended September 30, 1998	-	-	-	-	-	-	-	(1,898,376)	(1,898,376)

Balance September 30, 1998	27,421,875	27,422	4,079,081	-	-	-	-	(4,595,808)	(489,305)
Shares issued for compensation	3,847,742	3,847	389,078	-	-	-	-	-	392,925

Share issued for service	705,746	706	215,329	-	-	-	-	-	216,035

Share issued for cash	9,383,000	9,383	928,917	-	-	-	-	-	938,300

Net loss for the year ended September 30, 1999-Restated	-	-	-	-	-	-	-	(1,158,755)	(1,158,755)

Balance September 30, 1999	41,358,363	41,358	5,612,405	-	-	-	-	(5,754,563)	(100,800)

Share issued for cash	10,303,500	10,304	1,020,046	-	-	-	-	-	1,030,350

Shares issued for compensation	1,517,615	1,518	1,218,598	-	-	-	-	-	1,220,116

Shares issued for service	986,844	986	253,301	-	-	-	-	-	254,287

Net loss for the year ended September 30, 2000	-	-	-	-	-	-	-	(2,414,188)	(2,414,188)

Balance September 30, 2000	54,166,322	54,166	8,104,350	-	-	-	-	(8,168,751)	(10,235)

Shares issued for service and prepaid expenses	2,517,376	2,517	530,368	-	-	-	(141,318)	-	391,567

Share issued for cash	6,005,000	6,005	594,495		-	-	-	-	600,500

100,000 share to be issued for cash	-	-	-	10,000	-	-	-	-	10,000

SIONIX CORPORATION
(A Development Stage Company)
STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)
FROM INCEPTION (OCTOBER 3,1994) TO JUNE 30, 2007
(Unaudited)

	Common stock							Deficit	Total
	Number of shares	Amount	Additional paid-in capital	Stock to be issued	Stock subscription receivable	Stock to be cancelled	Unamortized consulting fees	accumulated from inception	stockholders' equity (deficit)
639,509 Shares to be issued for debt settlement in 2001	-	-	-	103,295	-	-	-	-	103,295

Net loss for the year ended September 30, 2001	-	-	-	-	-	-	-	(1,353,429)	(1,353,429)

Balance September 30, 2001	62,688,698	62,688	9,229,213	113,295	-	-	(141,318)	(9,522,180)	(258,302)

Shares issued for service and prepaid expenses	1,111,710	1,112	361,603	-	-	-	54,400	-	417,115

Shares issued as contribution	100,000	100	11,200	-	-	-	-	-	11,300

Shares issued for compensation	18,838	19	2,897	-	-	-	-	-	2,916

Share issued for cash	16,815,357	16,815	1,560,782	(10,000)	-	-	-	-	1,567,597

Shares issued for debt settlement	1,339,509	1,340	208,639	(103,295)	-	-	-	-	106,684

Shares to be issued for services related to equity raising- 967,742 shares	-	-	(300,000)	300,000	-	-	-	-	-

Cancellation of shares	(7,533,701)	(7,534)	-	-	-	-	-	-	(7,534)

Net loss for the year ended September 30, 2002	-	-	-	-	-	-	-	(1,243,309)	(1,243,309)

Balance September 30, 2002	74,540,411	74,540	11,074,334	300,000	-	-	(86,918)	(10,765,489)	596,467

Shares issued for services	2,467,742	2,468	651,757	(300,000)	-	-	-	-	354,225

Shares issued for capital equity line	8,154,317	8,154	891,846	-	-	-	-	-	900,000

Amortization of consulting fees	-	-	-	-	-	-	86,918	-	86,918

Cancellation of shares	(50,000)	(50)	50	-	-	-	-	-	-

7,349,204 shares to be cancelled	-	-	7,349	-	-	(7,349)	-	-	-

SIONIX CORPORATION
(A Development Stage Company)
STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)
FROM INCEPTION (OCTOBER 3,1994) TO JUNE 30, 2007
(Unaudited)

	Common stock		Additional	Stock	Stock	Stock	Unamortized	Deficit accumulated	Total stockholders'
	Number of shares	Amount	paid-In capital	to be issued	subscription receivable	to be cancelled	consulting fees	from inception	equity (deficit)
Net loss for the year ended September 30, 2003	-	-	-	-	-	-	-	(1,721,991)	(1,721,991)

Balance September 30, 2003	85,112,470	85,112	12,625,336	-	-	(7,349)	-	(12,487,480)	215,619

Shares issued for capital equity line	19,179,016	19,179	447,706	-	-	-	-	-	466,885

Shares issued for services	5,100,004	5,100	196,997	-	-	-	(13,075)	-	189,022

963,336 shares to be issued for cash	-	-	-	28,900	-	-	-	-	28,900

500,000 shares to be issued for debt settlement	-	-	-	15,000	-	-	-	-	15,000

Cancelled shares	(7,349,204)	(7,349)	-	-	-	7,349	-	-	-

Net loss for the year ended September 30, 2004	-	-	-	-	-	-	-	(1,568,770)	(1,568,770)

Balance September 30, 2004	102,042,286	102,042	13,270,039	43,900	-	-	(13,075)	(14,056,250)	(653,344)

Amortization of consuting fees	-	-	-	-	-	-	13,075	-	13,075

Net loss for the year ended September 30, 2005	-	-	-	-	-	-	-	(467,917)	(467,917)

Balance September 30, 2005	102,042,286	102,042	13,270,039	43,900	-	-	-	(14,524,167)	(1,108,186)

Net loss for the year ended September 30, 2006	-	-	-	-	-	-	-	(774,887)	(774,887)

Balance September 30, 2006	102,042,286	102,042	13,270,039	43,900	-	-	-	(15,299,053)	(1,883,072)

Stock issued for consulting	4,592,915	4,593	80,336	-	-	-	-	-	84,929

Beneficial conversion feature	-	-	619,513	-	-	-	-	-	619,513

Net loss for the period June 30, 2007	-	-	-	-	-	-	-	(1,101,520)	(1,101,520)

Balance June 30, 2007	106,635,201	$106,635	$13,969,888	$43,900	$-	$-	$-	$(16,400,573)	$(2,280,150)

The accompanying notes form an integral part of these unaudited financial statements

SIONIX CORPORATION
Notes to financial statements (unaudited)

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Sionix Corporation (the "Company") was incorporated in Utah in 1985. The Company was formed to design, develop, and market automatic water filtration system primarily for small water districts.

The Company has completed its reincorporation as a Nevada corporation, effective July 1, 2003. The reincorporation was completed pursuant to an Agreement and Plan of Merger between Sionix Corporation, a Utah corporation ("Sionix Utah") and its wholly-owned Nevada subsidiary, Sionix Corporation ("Sionix Nevada"). Under the merger agreement, Sionix Utah merged with and into Sionix Nevada, and each share of Sionix Utah’s common stock was automatically converted into one share of common stock, par value $0.001 per share, of Sionix Nevada. The merger was effected by the filing of Articles of Merger, along with the Agreement and Plan of Merger, with the Secretary of State of Nevada.

The Company is a development stage company as defined in Statement of Financial Accounting Standards (“SFAS”) No. 7, “Accounting and Reporting by Development Stage Enterprises.” The Company is in the development stage and its efforts have been principally devoted to research and development, organizational activities, and raising capital. All losses accumulated since inception has been considered as part of the Company’s development stage activities.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The unaudited financial statements have been prepared by the Company, pursuant to the rules and regulations of the Securities and Exchange Commission. The information furnished in these consolidated financial statements reflects all adjustments (consisting of normal recurring accruals and adjustments) which are, in the opinion of management, necessary to fairly present the operating results for the respective periods. Certain information and footnote disclosures normally present in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations. The results of the nine month periods ended June 30, 2007 are not necessarily indicative of the results to be expected for the full year ending September 30, 2007.

REVENUE RECOGNITION

The Company’s policy to recognize revenues is in accordance with SEC Staff Accounting Bulletin No. 101, or other specific authoritative literature, as applicable. Accordingly, revenues from products sales are recorded when all four of the following criteria are met: (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred or services have been rendered; ( iii) the Company’s price to the buyer is fixed or determinable; and (iv) collectibility is reasonably assured. The Company’s policy is to report its sales levels on a net revenue basis, with net revenues being computed by deducting from gross revenues the amount of actual sales returns and the amount of reserves established for anticipated sales returns.

The Company’s policy for shipping and handling costs, billed to customers, is to include it in revenue in accordance with Emerging Issues Task Force ("EITF") issue No. 00-10, "Accounting for Shipping and Handling Revenues and Costs." The purpose of this issue was to clarify the classification of shipping and handling revenues and costs. The consensus reached was that all shipping and handling billed to customers should be recorded as revenue. Accordingly, the Company records its shipping and handling amounts within net sales and operating expenses.

The Company has not earned any revenue since its inception to the date of this report.

STOCK-BASED COMPENSATION

Effective October 1, 2006, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123-R, “Share-Based Payment”   (“SFAS 123-R”), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including stock options based on their fair values. SFAS 123-R supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”   (“APB 25”), which the Company previously followed in accounting for stock-based awards. In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (SAB 107) to provide guidance on SFAS 123-R. The Company has applied SAB 107 in its adoption of SFAS 123-R.

NET LOSS PER SHARE

Net loss per share is calculated in accordance with Statement of Financial Accounting Standards No. 128, Earnings Per Share (“SFAS 128”). Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

ESTIMATES

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates

ADVERTISING

The cost of advertising is expensed as incurred. Total advertising costs were $3,385 and $3,310 for the nine month periods ended June 30, 2007 and 2006, respectively.

RECLASSIFICATION

For comparative purposes, prior period’s consolidated financial statements have been reclassified to conform to report classifications of the current period.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This statement clarifies the definition of fair value, establishes a framework for measuring fair value and expands the disclosures on fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. Company management is currently evaluating the effect of this pronouncement on financial statements.

In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans−−an amendment of FASB Statements No. 87, 88, 106, and 132(R)". One objective of this standard is to make it easier for investors, employees, retirees and other parties to understand and assess an employer's financial position and its ability to fulfill the obligations under its benefit plans. SFAS No. 158 requires employers to fully recognize in their financial statements the obligations associated with single−employer defined benefit pension plans, retiree healthcare plans, and other postretirement plans. SFAS No. 158 requires an employer to fully recognize in its statement of financial position the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. This Statement also requires an employer to measure the funded status of a plan as of the date of its year−end statement of financial position, with limited exceptions. SFAS No. 158 requires an entity to recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost pursuant to SFAS No. 87. This Statement requires an entity to disclose in the notes to financial statements additional information about certain effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition asset or obligation. The Company is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures for fiscal years ending after December 15, 2006. Company management is currently evaluating the effect of this pronouncement on financial statements.

In February 2007, FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. FAS 159 is effective for fiscal years beginning after November 15, 2007. Early adoption is permitted subject to specific requirements outlined in the new Statement. Therefore, calendar-year companies may be able to adopt FAS 159 for their first quarter 2007 financial statements.

The new Statement allows entities to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value. If a company elects the fair value option for an eligible item, changes in that item's fair value in subsequent reporting periods must be recognized in current earnings. FAS 159 also establishes presentation and disclosure requirements designed to draw comparison between entities that elect different measurement attributes for similar assets and liabilities.

Note 3. PROPERTY AND EQUIPMENT

Equipment and machinery	$213,166
Furniture and fixtures	22,183

235,349
Less accumulated depreciation	(188,950)

$46,399

Depreciation expenses for the nine month periods ended June 30, 2007 and 2006 were $23,723 and $23,486, respectively.

Note 4. ACCRUED EXPENSES

Accrued expenses comprised of the following at June 30, 2007:

Payroll taxes	$142,672
Accrued salaries	1,098,182
Interest payable	120,767
Other accruals	163,776

Total	$1,525,397

Note 5. NOTES PAYABLE

RELATED PARTIES

The Company has received advances in the form of unsecured promissory notes from stockholders in order to pay ongoing operating expenses. These notes are at interest rates up to 13% and are due on demand. As of June 30, 2007, notes payable amounted to $129,000. The Company recorded $27,315 interest expense for the nine month period ended June 30, 2007.

OFFICERS

Notes payables to officers are unsecured, interest free and due on demand. Proceeds from these notes payable were used to pay ongoing operating expense. The balance at June 30, 2007 was $32,860.

Note 6. NOTES PAYABLE UNDER EQUITY LINE OF CREDIT

During the year ended September 30, 2003, the Company received $1,307,500 proceeds from promissory notes to Cornell Capital Partners, LP, net of 4% fee of $56,000 and $36,500 for escrow and other fees. The Company has settled $900,000 by issuing shares of common stock during the year ended September 30, 2003 (note 7). The notes payable outstanding at September 30, 2003, amounted to $500,000. The balance for the notes payable outstanding at September 30, 2004 and 2005 were $ 233,115 and $233,115, respectively. In 2006, Company has entered into a settlement agreement with Cornell Capital Partner to pay the total amount of $327,336; $50,000 shall be paid on or before November 15, 2006, $25,000 payable per month on the 15th day of each month commencing December 15, 2006, with the balance of $27,336 due and payable on or before October 15, 2007. The Company recorded loss on settlement of debt of $94,221 for the year ended September 30, 2006.

The balance payable was $102,336 as of June 30, 2007.

Note 7. CONVERTIBLE NOTES

During the nine month period ended June 30, 2007, the Company entered into various debenture agreements (the “Bridge Notes”) with several investors. Under the terms of the agreements, the notes bear interest at the rate of 10% per annum. The notes will automatically mature and the entire outstanding principal amount, together with all unpaid and accrued interest, shall become due and payable after the earlier of (i) the eighteen (18) month anniversary of the date of issuance (ii) an event of default or (iii) the closing of any equity related financing by the Company in which the gross proceeds to the Company are at least $2,500,000, unless, prior to such time, the notes have been converted into shares of the Company’s common stock.

The notes are convertible into shares of Common stock of the Company at $0.05 per share or shares of any equity security issued by the Company at a conversion price equal to the price at which such security is sold to any other party.

The conversion price is adjustable as per the terms of the agreement for the subsequent issuances of equity security at a price different than the conversion price.

The conversion price is also adjustable if a registration statement covering the underlying shares is not declared effective within 180 days after the closing, but in no case the conversion price to be reduced below $0.04 per share.

As of June 30, 2007 the Company had received $836,000 under the Bridge Notes.

On July 18, 2007 Sionix completed an offering of $1,025,000 of Subordinated Convertible Debentures to a group of institutional and accredited investors. The Subordinated Convertible Debentures are convertible into shares of Common Stock of Sionix at an initial conversion rate of $ .22 per share, subject to anti-dilution adjustments. For each $100,000 of Convertible Debentures purchased, the investor received Warrants to purchase 227,272 shares of Common Stock. Each Warrant entitles the holder to purchase one share of common stock of Sionix (the "Warrant Shares") for a period of five years at a price of $0.50 per Warrant Share.

Under the terms of the Registration Rights Agreement , Sionix is required to file a registration statement under the Securities Act of 1933 Act in order to register the resale of the shares of Common Stock issuable upon conversion of the Subordinated Convertible Debentures and the Warrant Shares (collectively, the "Registrable Securities"). If Sionix does not file a registration statement with respect to the Registrable Securities within forty-five days following the closing of the Offering, or if the Registration Statement is not declared effective by the Securities and Exchange Commission within 90 days, then Sionix must pay to each purchaser damages equal to 1.5% of the purchase price paid by the purchaser for its Subordinated Convertible Debentures, for each 30 days that transpires after these deadlines. The amount of the aggregate damages payable by Sionix is limited to 15% of the purchase price.

Southridge Investment Group LLC, Ridgefield, Connecticut (“Southridge”) acted as agent for Sionix in arranging the transaction, and received a placement fee of $102,500. Southridge also received warrants to purchase 698,863 shares of Common Stock of Sionix, on the same terms and conditions as the Warrants issued to the purchasers.

As part of the above offering the Company received $500,000 of financing under the convertible debenture and issued 1,136,364 warrants as of June 30, 2007. The grant date fair value of the warrants amounted to $318,939 was calculated using the Black-Scholes option pricing model, using the following assumptions: risk free rate of return of 6%, volatility of 195.97%, and dividend yield of 0% and expected life of five years.

As of June 30, 2007, the Company recorded beneficial conversion feature expense of $75,827 and the unamortized beneficial conversion feature amount of $353,082 and unamortized warrant discount of 190,604 showing as net of the note payable amount of $1,336,000. The Company recorded an interest expense of $46,464 on the notes.

Note 8. STOCKHOLDERS’ EQUITY

COMMON STOCK

The Company has 150,000,000 authorized shares, par value $ .001 per share. As of June 30, 2007, the Company had 107,117,101 shares issued and 106,635,201 shares outstanding.

During the nine month period ended June 30, 2007, the company issued 3,292,915 shares, valued at $0.01 per share, and 1,300,000 shares valued at $0.04 per share for consulting services recorded at the fair market value.

STOCK OPTIONS

2001 Executive Officers Stock Option Plan

In October of 2000, the company entered into amendments to the employment agreements with each of the executive officers, eliminating the provisions of stock bonuses. In lieu of the bonus provision, the Company adopted the 2001 Executive Officers Stock option Plan. The Company reserved 7,576,680 shares for issuance under the plan.

Options outstanding:

	Weighted average exercise price	Number of outstanding options	Aggregate intrinsic value
Outstanding as of September 30, 2006	$0.15	7,343,032	$ -
Granted
Forfeited
Exercised
Outstanding as of June 30, 2007	$0.15	7,343,032	$881,165

A summary of the Company’s option activity is listed below:

				Weighted-	Weighted-
			Weighted-	Average	Average
			Average	Exercise	Exercise
	Stock	Stock	Remaining	Price of	Price of
Exercise	Options	Options	Contractual	Options	Options
Price	Outstanding	Exercisable	Life	Outstanding	Exercisable
$0.15	7,343,032	7,343,032	3 years	$ 0.15	$ 0.15

The fair value of the options was calculated using the Black-Scholes option valuation model with the following weighted-average assumptions: Dividend yields of 0%; risk free interest rates of 6%; expected volatility of 100% and expected lives of 4.9 years.  All options were vested prior to September 30, 2006. No options are vested during the nine month period ended June 30, 2007.

Note 9. GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of its liabilities in the normal course of business. Through June 30, 2007, the Company had incurred cumulative losses of $16,400,573, including a current loss of $1,101,520. The Company’s successful transition from a development stage company to attaining profitable operations is dependent upon obtaining financing adequate to fulfill its research and development activities, production of its equipment and achieving a level of revenues adequate to support the Company’s cost structure. Management’s plan of operations anticipates that the cash requirements for the next twelve months will be met by obtaining capital contributions through the sale of common stock and cash flow from operations. However, there is no assurance that the Company will be able to implement its plan.